UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
COMMERCIAL VEHICLE GROUP, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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2024
Proxy Statement
Notice of Annual Meeting of Stockholders

CVG
TABLE OF CONTENTS

Securities Authorized for Issuance under Equity Compensation Plans	61
CEO Pay Ratio	62
Pay Versus Performance Table	63
Other Matters - Submission of Stockholders’ Proposals and Additional Information	67
Soliciting Proxies	68
Appendix A	69

FORWARD-LOOKING STATEMENTS AND NON-GAAP FINANCIAL MEASURES
Some of the information we provide in this proxy statement is forward-looking and therefore could change over time to reflect changes in the environment in which CVG operates, or other future changes. For details on uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, see our SEC filings, including our Form 10-K, which is available on our website and at SEC.gov. We do not undertake to update our forward-looking statements.

For Reconciliation of GAAP to Non-GAAP financial measures disclosed in this proxy statement, reference is also made to Exhibit 99.1 to Company's current report on Form 8-K (File No. 001-34365), filed on March 4, 2024.

Fellow Shareholders,

At CVG, we are driven by the goals of winning the right way and advancing our growth-focused culture. As we get to the middle of the second quarter of 2024, we continue to globally transform our company. My goal is to best equip our teams to drive successful transformation by ensuring we have the right culture to enable it every day. For 2024, we have three primary strategic areas that we expect will strengthen our business mix and improve our underlying profitability:

James Ray, President, CEO

1. **Growth in Electrical Systems**

New customer wins are core to our culture at CVG and we continue to add new customers and platforms. Our strategy calls for continued diversification of our revenue stream, which is key to optimizing our mix and improving profitability.

We are focused on making Electrical Systems our largest business by continuing to win new electrical business across multiple end markets and diversifying our product portfolio.

2. **Ramp Up New Plants**

During 2024 we will continue with the planned ramp up of our new Electrical Systems plants in Mexico and Morocco. These expansions are key to growing our Electrical business globally and positioning us to be cost competitive and provide superior customer service. Construction is underway for an additional plant in Morocco to further support the anticipated growth and supply chain optimization.

3. **Strengthen Vehicle Solutions and Aftermarket**

We are optimizing our Vehicle Solutions and Aftermarket businesses through multiple levers to improve profitability through cost efficiency and sound strategic sourcing decision-making. We expect these efforts to lead to improved working capital management and increased free cash generation.

The Path Forward

We have a thoughtful strategy, a talented global workforce and a great customer base. We believe we are building a steady and strong foundation to take our company to the next level.

On behalf of our 7,600 employees, thank you for your investment in CVG.

James Ray
President and Chief Executive Officer

Notice of Annual Meeting of Stockholders
This year’s Annual Meeting of Stockholders (“Annual Meeting”) will be conducted exclusively online without an option for physical attendance. You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CVGI2024.

Date	Thursday, May 16, 2024
Time	1:00 p.m. Eastern Time
Virtual Meeting
This year’s meeting is a virtual stockholder meeting at www.virtualshareholdermeeting.com/CVGI2024. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the Annual Meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts. The Company has endeavored to provide stockholders attending the Annual Meeting with the same rights and opportunities to participate as they would at an in-person meeting.

Record Date	March 18, 2024. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
Proxy Voting
Make your vote count. Please vote your shares promptly to ensure the presence of a quorum during the Annual Meeting. Voting your shares now via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expense of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope with postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares during the Annual Meeting, as your proxy is revocable at your option. We are requesting your vote to:

Items of Business
(1)To elect seven director nominees named in the accompanying Proxy Statement to hold office until the 2025 Annual Meeting of Stockholders;

(2)To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers;

(3)To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company, for the fiscal year ending December 31, 2024; and

(4)To transact such other business as may properly come before the meeting or any adjournment or postponement.

Meeting Details	See “Proxy Summary” and “Other Matters” for details.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 16, 2024: The Notice of Annual Meeting of Stockholders, the accompanying proxy statement and our 2023 Annual Report to Stockholders are available at www.cvgrp.com/proxy and www.proxyvote.com. These proxy materials are first being sent or made available to stockholders commencing on or about April 18, 2024.

By Order of the Board of Directors,
Aneezal H. Mohamed
Chief Legal Officer, Compliance Officer and Secretary
April 18, 2024

Proxy Summary
This summary highlights certain information contained elsewhere in our proxy statement. This summary does not contain all the information that you should consider, and you should carefully read the entire proxy statement and our 2023 Annual Report to Stockholders before voting. The Notice of Annual Meeting of Stockholders, the accompanying proxy statement and our 2023 Annual Report to Stockholders are available at www.cvgrp.com/proxy and www.proxyvote.com and are first being sent or made available to stockholders commencing on or about April 18, 2024.
About Us
Commercial Vehicle Group, Inc. and its subsidiaries, is a global provider of systems, assemblies and components to the global commercial vehicle market, the electric vehicle market, and the industrial automation markets. We deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries, and communities we serve. References herein to the "Company", "CVG", "we", "our", or "us" refer to Commercial Vehicle Group, Inc. and its subsidiaries.

We have manufacturing operations in the United States, Mexico, China, United Kingdom, Czech Republic, Ukraine, Morocco, Thailand, India and Australia. Our products are primarily sold in North America, Europe, and the Asia-Pacific region.

We primarily manufacture customized products to meet the requirements of our customers. We believe our products are used by a majority of the North American Commercial Truck manufacturers, many construction vehicle original equipment manufacturers ("OEMs"), parts and service dealers, distributors, as well as top e-commerce retailers.

Governance and Board Highlights

6 of our 7 director nominees are independent
Independent, non-executive Chairman of the
      Board
Ongoing Board refreshment: two new experienced directors added in the last 12 months
Over 40% of our director nominees are gender
      or racially diverse
Director nominees with diverse business
      experiences, backgrounds and expertise in a wide range of fields

Significant Board engagement on strategy
      and capital deployment
Board monitors corporate culture
Directors interact with key talent through
      Board discussions and planned one-on-one
      sessions
Well-developed Board and individual director evaluation process
Annual election of directors

Board Changes in 2023
Mr. Harold C. Bevis resigned from his role as President and Chief Executive Officer and Board member effective May 19, 2023.

Mr. Robert C. Griffin, our Chairman of the Board was elected the interim President and Chief Executive Officer as of May 19, 2023 and served in the interim role until December 20, 2023. During the time Mr. Griffin served as the interim President and Chief Executive Officer, he was not an independent Director.

Mr. James R. Ray, an independent Director, was elected President and Chief Executive Officer effective December 20, 2023, where upon, he remained as a Director, but ceased being an independent Director.

On August 14, 2023, Mr. Roger L. Fix, a Director since June 2014, informed the Company that he will be retiring from the Board without standing for re-election at the 2024 Annual Meeting of Stockholders, effective the date of the 2024 Annual Meeting of Stockholders.

On September 26, 2023, the Board elected Ms. Melanie K. Cook as an independent Director.
On December 8, 2023, the Board elected Mr. William C. Johnson as an independent Director.

director evaluation process (page 24) Annual election of directors with majority voting Director service on other public company boards is limited to three or just their own board if a director is an executive of another public company

Our 2024 Board Nominees

7 Nominees

------Years of Service on Board of Directors------	Robert C. Griffin	James R. Ray
2 4 1 0-2 years 3-10 years 11-18 years
Chairman of the Board
Retired Head of Investment Banking, Americas, Barclays
Retired member of the Executive Committee
 for the Montgomery Division of
Banc of America Securities
Age: 76
Director since 2005
Independent
President and Chief Executive Officer Retired President, Engineered Fastening, Stanley Black & Decker, Inc. Age: 60 Director since 2020
----------------Nominee Ages (years)----------------
4 2 1 50-60 61-65 66-76 Average age is 60 years

	Melanie K. Cook	Ruth Gratzke
	Retired Chief Operating Officer of GE Appliances Age: 51 Director since 2023 Independent Committees: A, C	President and Chief Executive Officer, Siemens Industry, Inc. Age: 53 Director since 2021 Independent Committees: A, N

-----------------Skills and Experience-----------------
Griffin Ray Cook Gratzke Johnson Nauman Rancourt
Executive Leadership ✓ ✓ ✓ ✓ ✓ ✓ ✓
Strategic Management ✓ ✓ ✓ ✓ ✓ ✓ ✓
Finance/ Accounting ✓ ✓ ✓ ✓ ✓ ✓ ✓
Operations ✓ ✓ ✓ ✓ ✓ ✓ ✓	William C. Johnson	J. Michael Nauman
International ✓ ✓ ✓ ✓ ✓ ✓	Chief Executive Officer, Avail Infrastructure Solutions Age: 60 Director since 2023 Independent Committees: C, N	Retired President, Chief Executive Officer and Board Member of Brady Corporation Age: 61 Director since 2021 Independent Committees: A, C, N
M&A ✓ ✓ ✓ ✓ ✓ ✓ ✓
Legal/Risk/ ✓ ✓ ✓ ✓ ✓ ✓ ✓ Governance

-----------Gender and Racially Diversity------------- 43%
Wayne M. Rancourt
Retired Executive Vice President, Chief Financial Officer & Treasurer of Boise Cascade Company Age: 61 Director since 2016 Independent Committees: A, C
A: Audit C: Compensation N: Nominating, Governance and Sustainability

Virtual Annual Meeting of Stockholders
ime and Date Wednesday, November 4, 2020 10:00 a.m. Eastern Time Place Virtual Meeting www.virtualshareholdermeeting.com/CAH2020 Record Date September 8, 2020
This year’s Annual Meeting will be conducted exclusively online without an option for physical attendance. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world. You will be able to participate in the virtual Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CVGI2024 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, voting instruction form or proxy card that was sent to you with this proxy statement.

Roadmap to Voting Matters
Stockholders will be asked to vote on the following proposals at the Annual Meeting:

Proposal	Board Recommendation	Page Reference
Proposal 1: To elect seven director nominees named in this Proxy Statement to hold office until the 2025 Annual Meeting of Stockholders	FOR each director nominee	14
Proposal 2: To vote on a non-binding advisory proposal on the compensation of the named executive officers	FOR	33
Proposal 3: To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024	FOR	34

How to Vote in Advance of the Annual Meeting
You can vote on matters presented at the Annual Meeting in four ways:
1) You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR
2) You can vote over the Internet, OR
3) You can vote by telephone, OR
4) You can attend the virtual Annual Meeting and vote online during the Annual Meeting.
If you properly fill out your proxy card and send it to us, or submit your proxy over the Internet or by telephone, in each case, prior to the Annual Meeting, your shares will be voted at the Annual Meeting as you have directed. If you do not specify a choice on your properly submitted proxy, the shares represented by your proxy card will be voted FOR the election of all nominees named in this proxy statement, FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024.
You can submit a proxy by Internet by logging onto www.proxyvote.com and following the instructions.
You can submit a proxy by telephone by dialing 1-800-690-6903 and following the instructions.
To vote your shares during the Annual Meeting, click on the vote button provided on the screen and follow the instructions provided. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log in page. Stockholders may submit questions during the Annual Meeting on the Annual Meeting website. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized and answered, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website prior to the meeting.Internet Visit 24/7 www.proxyvote.com Telephone Call the toll-free number 1-800-690-6903 within the United States, U.S. territories or Canada and follow the instructions provided by the recorded message Mail Mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope

Questions and Answers About Voting
Q    Who can attend the meeting?
A    All stockholders as of the record date, or their duly appointed proxies, may attend the virtual meeting by entering the 16-digit control number that is printed in the box marked by the arrow on your proxy card.
Please note that if you hold your shares in “street name” (that is, beneficially through a broker or other nominee), you must obtain a proxy from your financial institution and use the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the Annual Meeting.
Q    If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A    If you hold shares beneficially in street name, in order to ensure your shares are voted, you must provide voting instructions to your broker. If you do not provide timely voting instructions to your broker, whether your shares can be voted by such person depends on the type of item being considered for vote. Your broker will have the discretion to vote your shares on “routine” matters, but your broker will be able to vote your shares on “non-routine” matters only if you provide instructions on how to vote. Therefore, you should follow the directions provided by your broker regarding instructions to vote your shares. The ratification of KPMG LLP as our independent registered public accounting firm for 2024 is the only routine matter on which your broker will have discretionary voting authority. All other matters to be voted on at the Annual Meeting are “non-routine” and thus non-discretionary for voting purposes.

Q    Can I change my vote or revoke my proxy after I have mailed my proxy card?
A    Yes, you can revoke your proxy at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:
•First, you can send a written notice to CVG's Chief Legal Officer, Compliance Officer and Secretary at our headquarters stating that you would like to revoke your proxy.
•Second, you can complete and submit a later dated proxy.
•Third, you can attend the virtual Annual Meeting and vote online during the Annual Meeting.
Simply attending the meeting, however, will not revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice to the Chief Legal Officer, Compliance Officer and Secretary at our headquarters stating that you would like to revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to revoke your proxy.

Q    How are votes counted?
A    Stockholders of record of our common stock as of the close of business on March 18, 2024 are entitled to vote at the annual meeting. As of March 18, 2024, there were 33,885,223 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting. Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your shares will nevertheless be treated as present and entitled to vote. Your shares, therefore, will be counted in determining the existence of a quorum. Abstentions will have no effect on the outcome of the vote on the election of directors and will count as a vote against the other proposals. Under Delaware law, “broker non-votes,” as defined later in this proxy statement, are also counted for purposes of determining whether a quorum is present. Broker non-votes will have no effect on the outcome of any proposal to be voted on at the Annual Meeting.
Q    How are proxies being solicited and who pays for the solicitation of proxies?
A    Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.
Q    Can I access this proxy statement and the Company’s 2023 Annual Report on Form 10-K electronically?
A    The proxy statement and our 2023 Annual Report on Form 10-K are available through the investor page on our website at www.cvgrp.com/proxy and through the Broadridge Proxy Vote website at www.proxyvote.com.

Voting and Revocability of Proxies
When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the Annual Meeting.
Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:
1.    FOR the election of the nominees for directors named in this proxy statement;
2.    FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement;
3.    FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for fiscal 2024.
In addition, if other matters are properly brought before the Annual Meeting and we do not have notice of these matters within a reasonable time prior to the Annual Meeting, all proxies will be voted in accordance with the discretion of the persons appointed as proxies in the proxy card. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holder will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.
Returning your completed proxy will not prevent you from voting online during the Annual Meeting should you be present and desire to do so; provided that if you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote. In addition, your proxy may be revoked at any time prior to its exercise either by giving written notice to our Chief Legal Officer, Compliance Officer and Secretary prior to the Annual Meeting, by submission of a later-dated proxy or attending the virtual Annual Meeting online and voting during the Annual Meeting.
At the Annual Meeting, the inspector of election will determine the presence of a quorum and will tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the Annual Meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the Annual Meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain,” as well as proxies held in street name by brokers for which the beneficial owner does not provide voting instructions on non-routine matters (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the Annual Meeting.
The seven nominees for director will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors, meaning that the persons receiving the greatest number of "for" votes cast at the Annual Meeting in person or by proxy, up to the total number of directors to be elected at the Annual Meeting, will be elected. Consequently, any shares of common stock present in person or by proxy at the Annual Meeting but not voted for any reason, including abstentions and broker non-votes, have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number or percentage of votes. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for all other matters. Stockholders have no right to cumulative voting as to any matter, including the election of directors.

Record Date and Share Ownership
Only stockholders of record of the common stock on our books at the close of business on March 18, 2024 will be entitled to vote at the Annual Meeting. On that date, we had 33,885,223 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters, located at 7800 Walton Parkway, New Albany, Ohio 43054, for a period of ten (10) days prior to the meeting; however, please contact Aneezal Mohamed at (614) 289-0326 or by email at Aneezal.Mohamed@cvgrp.com to coordinate your review. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

Corporate Governance
Proposal 1 —
Election of Directors

Our Board currently has eight members including Roger L. Fix who has announced his resignation from the Board effective as of this Annual Meeting. The Board has nominated seven nominees -- James R. Ray, Melanie K. Cook, Ruth Gratzke, Robert C. Griffin, William C. Johnson, J. Michael Nauman and Wayne M. Rancourt -- for election as directors at the Annual Meeting, and such nominees will, if elected, serve for a term expiring at the annual meeting of stockholders in 2025.
Each of the director nominees has agreed to be named in this proxy statement, to serve as director if elected and has been nominated by the Board, following a recommendation by the Nominating, Governance & Sustainability Committee (the "NG&S Committee"). All seven nominees currently serve as directors of the Company. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named on the enclosed proxy card as proxy holders will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors. The seven persons receiving the highest number of FOR votes of shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors will be elected. A vote to “WITHHOLD” on the election of directors and broker non-votes will have no effect on the outcome of the election of directors.

Recommendation of the Board

The Board recommends that you vote FOR the election of the nominees listed on pages 15 through 21.

Board Membership Criteria: What we look for
The NG&S Committee has used, over the last few years, a formal process to identify potential candidates for nomination as directors. In the formal process, the NG&S Committee has retained an executive search firm to identify potential candidates for consideration by the NG&S Committee and the Board. Generally, candidates have significant business experience. The NG&S Committee considers properly submitted stockholder recommendations for candidates for the Board. The NG&S Committee has established criteria that identify desirable experience for prospective Board members, including experience as an officer in a public or substantial private company, breadth of knowledge about issues affecting CVG or our industry, expertise in finance, logistics, manufacturing, law, human resources or marketing. While the NG&S Committee does not have a formal diversity policy with respect to nominees, the NG&S Committee shares our commitment to an inclusive culture and endorses equal opportunity principles and practices that support these values. Accordingly, the NG&S Committee may consider whether a potential nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The NG&S Committee believes that the backgrounds and qualifications of its directors, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The NG&S Committee is committed to nondiscrimination in its selection practices and makes decisions solely on the basis of skills, qualifications and experience. Personal attributes for prospective Board members include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad fiduciary responsibilities on behalf of all stockholders. The NG&S Committee considers a director’s past attendance record, participation and contribution to the Board in considering whether to recommend the reelection of such director.

Our Director Nominees
The Board seeks members that possess the experience, skills and diverse backgrounds to perform effectively in overseeing our current and evolving business and strategic direction and to properly perform the Board’s oversight responsibilities. All director nominees bring to the Board a wealth of executive leadership experience derived from their diverse professional backgrounds and areas of expertise. As a group, they have business acumen, global business experience and financial expertise, as well as public company board experience. In addition, three of the seven director nominees are gender or ethnically diverse. Each director nominee has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board. All director nominees other than our Chief Executive Officer are independent.

Age 76 Director since 2005 Independent Director	Robert C. Griffin
Chairman of the Board of CVG Head of Investment Banking, Americas, Barclays (retired)
Background
Robert C. Griffin has served as a Director since July 2005, and was elected Chairman in 2019, and served as Interim President and CEO from May 2023 through December 2023. Mr. Griffin’s career spanned over 25 years in the financial sector until he retired from Barclays Capital, where from June 2000 to March 2002 he was Head of Investment Banking, Americas and a member of the Management Committee. Prior to joining Barclays Capital, Mr. Griffin was a member of the Executive Committee for the Montgomery Division of Banc of America Securities and held a number of positions with Bank of America, including Group Executive Vice President and Head of Global Debt Capital Raising and as a Senior Management Council Member. Since 2005, he has served on a number of boards, both public and private, including during the last five years, the board of Builders FirstSource, Inc. (ending in 2019).

Qualifications
Mr. Griffin has a broad understanding of the financial and investment world. He has over sixteen years of experience in senior and executive management positions with large corporations which included responsibility for determining and executing successful strategies. Mr. Griffin has also served as Chairman of the Board of Directors of another public company, been on numerous committees of each company where he has served as a Director and brings a depth of knowledge about corporate governance from those roles to his service on the Board of Commercial Vehicle Group. Mr. Griffin earned a Master of Business Administration degree from Northwestern University and a Bachelor of Science degree in Finance from Miami University.

Age 60 President and Chief Executive Officer Director since March 2020	James R. Ray
President and Chief Executive Officer of CVG
Background
Mr. Ray has served as President and Chief Executive Officer since December 2023 and as a Director since March 2020. He also currently serves as an Independent Director on the Board of Spirit AeroSystems, Inc. In addition to his Board roles, Mr. Ray has provided consulting services to Fortune 100 companies and private equity portfolio companies. Until November 2020, he served as President, Engineered Fastening at Stanley Black & Decker, Inc. where he held various global industrial P&L and operational leadership roles since 2013. Prior to Stanley Black & Decker, Mr. Ray spent more than 25 years in global P&L and engineering leadership roles at TE Connectivity, Delphi and GM.

Qualifications
Mr. Ray brings extensive expertise in electronics and electrical engineering within global industrial and automotive operations which is closely aligned with CVG’s long-term growth strategy. Mr. Ray earned a Master of Science degree in Manufacturing Management from Kettering University and a Bachelor of Science degree in Electrical and Electronics Engineering from Howard University.

Age 51 Director since October 2023 Board Committees: Audit Committee; and Compensation Committee Independent Director	Melanie K. Cook
Chief Operating Officer, GE Appliances (retired)
Background
Melanie K. Cook joined as Director in October 2023 and she serves on the Audit and Compensation committees of the Board. Ms. Cook brings a wealth of leadership, operating experience and expertise in a multitude of business areas. She was Chief Operating Officer at GE Appliances from 2017 until her retirement in 2021. In that executive position, Melanie was responsible for full operations leadership for the multi-billion-dollar revenue business covering 15,000 employees globally.

Qualifications
Ms. Cook's nearly 30 years of global experience includes business unit leadership roles with full P&L responsibility, product lifecycle management, digitization, end-to-end supply chain, global sourcing, and finance/audit across multiple industries globally. Melanie has been an independent Director of Badger Meter, Inc. since February 2022, where she serves on the Audit and Compliance Committee of the Board. She holds a Bachelor of Science in Business Administration, with a specialty in Decision and Information Sciences from the University of Florida.

Age 52 Director since 2021 Board Committees: Audit Committee; and Nominating, Governance and Sustainability Committee Independent Director	Ruth Gratzke
President and Chief Executive Officer of Siemens Industry, Inc.
Background
Ruth Gratzke has served as a Director since July 2021 and she serves on the Audit and Nominating, Governance and Sustainability committees of the Board. Ms. Gratzke has served as President & CEO, Siemens Industry, Inc., an industrial manufacturing company, and as President of Siemens Smart Infrastructure, United States, Siemens AG, since 2020, after rejoining the company in 2019. From 2017 to 2019, Ms. Gratzke was Divisional Vice President, Power Systems at Hubbell Incorporated, an international manufacturer of quality electrical, lighting and power solutions, and from 2014 to 2017, Ms. Gratzke was General Manager and Global Product Line Lead, Industrial Breakers, Power Components at General Electric Company. Prior to joining GE, Ms. Gratzke held a number of general management positions at Siemens AG over a period of 19 years.

Qualifications
Ms. Gratzke brings more than 25 years of commercial experienced and expertise on a multitude of topics including business development, industrial manufacturing operations, strategic planning, project management and international business operations. Ms. Gratzke earned her Master of Science degree in Electric Engineering from University of Erlangen-Nuremberg (Germany).

Age 60 Director since 2023 Board Committees: Compensation Committee; and Nominating, Governance and Sustainability Committee Independent Director	William C. Johnson
Chief Executive Officer of Avail Infrastructure Solutions
Background
William C. Johnson has served as a Director since December 2023 and he serves on the Compensation and Nominating, Governance and Sustainability committees of the Board. Since October 2022, Mr. Johnson has served as CEO and a member of the Board of Directors of Avail Infrastructure Solutions. From October 2018 to July 2022, Mr. Johnson served as the President and CEO of Welbilt, Inc. (WBT), and from July 2016 to June 2018, he served President and CEO and COO of Chart Industries, Inc. Prior to that he held multiple roles of increasing responsibility at Dover Refrigeration and Food Equipment, Hillphoenix, ABB and ESAB.

Qualifications
Mr. Johnson brings tremendous leadership experience to the CVG Board. He has served as the CEO of several public, private, and sponsor-backed companies in the industrial and manufacturing space. His proven record of success across various executive roles speaks to his exceptional capabilities. Mr. Johnson holds a bachelor's degree in ceramic engineering from Alfred University and an MBA from Rollins College. He started his professional career as a nuclear engineer in the U.S. Navy aboard the submarine USS Stonewall Jackson.

Age 61 Director since 2021 Board Committees: Audit Committee; Compensation Committee; and Nominating, Governance and Sustainability Committee Independent Director	J. Michael Nauman
President, Chief Executive Officer & Board Member of Brady Corporation (retired)
Background
J. Michael Nauman has served as a Director since June 2021 and serves on the Audit, Compensation and Nominating, Governance and Sustainability committees of the Board. Mr. Nauman served on Brady Corporation’s Board of Directors and as the President and CEO of Brady Corporation, a developer and manufacturer of specialty products, technical equipment, and services for identifying components used in workplaces, from 2014 until 2022. Prior to joining Brady Corporation, Mr. Nauman spent 20 years at Molex Incorporated, where he led global businesses in the automotive, data communications, industrial, medical, military/aerospace and mobile sectors. In 2007, he became Molex's Senior Vice President leading its Global Integrated Products Division and was named Executive Vice President in 2009. Before joining Molex in 1994, Mr. Nauman was a tax accountant and auditor with Arthur Andersen and Controller and then President of Ohio Associated Enterprises, Inc.

Qualifications
Mr. Nauman brings more than 35 years of experience in commercial and operational leadership, strategy development, restructuring, and mergers and acquisitions. He is a board member of the Little Rock Museum of Discovery, the Quapaw Area Council of the Boy Scouts of America, and the Anthony School Board of Trustees. He holds a bachelor of science degree in management from Case Western Reserve University. Mr. Nauman is a certified public accountant and chartered global management accountant.

Age 61 Director since 2016 Board Committees: Audit Committee; and Compensation Committee Independent Director	Wayne M. Rancourt
Executive Vice President, Chief Financial Officer & Treasurer of Boise Cascade Company (retired)
Background
Wayne M. Rancourt has served as a Director since July 2016 and serves on Audit and Compensation committees of the Board. In May 2021, Mr. Rancourt retired as Executive Vice President, Chief Financial Officer & Treasurer of Boise Cascade Company, a $5.5 billion in revenues North American based manufacturing and distribution company. He served in that role beginning in August 2009. Mr. Rancourt has over 30 years of experience in various finance roles including chief financial officer, treasurer, investor relations, strategic planning, as well as internal audit.

Qualifications
Mr. Rancourt brings strong financial expertise to the Board through his experience in various finance roles. He has over 30 years of experience in senior and executive management positions in the finance field which includes responsibility for determining and executing successful strategies. Mr. Rancourt received a Bachelor of Science degree in Accounting from Central Washington University.

Director Skills Matrix
Our director nominees possess relevant skills and experience that contribute to a well-functioning Board that effectively oversees our strategy and management.

Director Nominee Skills and Experience	Griffin	Ray	Cook	Gratzke	Johnson	Nauman	Rancourt
Executive Leadership	✓	✓	✓	✓	✓	✓	✓
Strategic Management	✓	✓	✓	✓	✓	✓	✓
Finance/Accounting	✓	✓	✓	✓	✓	✓	✓
Operations	✓	✓	✓	✓	✓	✓	✓
International	✓	✓	✓	✓	✓	✓
M&A	✓	✓	✓	✓	✓	✓	✓
Legal/Risk/Governance	✓	✓	✓	✓	✓	✓	✓

Our Board’s Composition and Structure
Our Board Leadership Structure
The Board has determined that Ms. Cook and Ms. Gratzke and Messrs. Griffin, Johnson, Rancourt and Nauman are independent directors, as independence is defined in Rule 5605(a)(2) of the Nasdaq Stock Market (“Nasdaq”) Marketplace Rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the Nasdaq Marketplace Rules. In making this determination, the Board considered all provisions of the definition in the standards set forth in the Nasdaq Marketplace Rules. Each member of the Audit Committee of the Board meets the heightened independence standards required for audit committee members under the Nasdaq Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Our Board structure provides for an independent, non-executive Chairman whose principal responsibility to our Company is leading the Board, thereby allowing our President and CEO to focus on running our Company, except that from May - December 2023, our Chairman also served as the interim President and CEO. We believe that this structure is optimal at this time as it allows the President and CEO to more readily devote his attention and energy to the challenges of managing the business while the Chairman facilitates board activities and the flow of information between management and the Board.
Our Board currently has seven independent members and one non-independent member, our President and CEO. As previously disclosed, Mr. Fix announced his resignation from the Board effective as of this Annual Meeting. Collectively, these individuals offer decades of relevant industry expertise, executive management experience and governance expertise. A number of our independent board members also serve, or have served, as members of senior management or as directors of other public companies. We have three board committees consisting entirely of independent directors, each of which is chaired by a different director. We believe the independence of all but our President and CEO and background of the individuals who comprise our Board, along with the oversight of a non-executive Chairman, offers our Company and our stockholders diverse leadership and governance experience, including manufacturing, transportation, distribution, logistics, and finance.
Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors and the Chief Legal Officer are present. As provided in our NG&S Committee charter, in the absence of the Chairman of the Board, the Chairman of the NG&S Committee serves as chairman of the meetings of the independent directors in executive session. Stockholders and third parties may communicate with our independent directors through the Chairman of the NG&S Committee, c/o Aneezal H. Mohamed, Chief Legal Officer, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. During 2023, our independent directors met in executive session five times. As of the date of this proxy statement, our independent directors have met in executive session two times in 2024.

Board Diversity
In identifying and evaluating candidates for the Board, the NG&S Committee considers the diversity of the Board, including diversity of skills, experience and backgrounds. We believe that our Board nominees reflect an appropriate mix of skills, experience and backgrounds and strike the right balance of longer serving and newer directors.

Gender and Racial Diversity 43%

In August 2021, the SEC approved a Nasdaq Stock Market proposal to adopt new listing rules relating to board diversity and disclosure. As approved by the SEC, the new Nasdaq listing rules require all Nasdaq listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The rules also require most Nasdaq listed companies to have, or explain why they do not have, at least two diverse directors, including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+. In this regard, Ms. Cook and Ms. Gratzke are female and Mr. Ray is African-American. Accordingly, the Company is in compliance with Nasdaq’s diversity requirement. The Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.

Board Diversity Matrix (as of March 18, 2024)
Total Number of Directors	8
	Female	Male[1]	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	0
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
1Mr. Fix is included in this table, but he has announced his retirement from the Board, effective as of the Annual Meeting, and is not standing for re-election.

Director Attendance
The Board held four regular quarterly meetings and three telephonic meetings during fiscal year 2023. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating, Governance & Sustainability Committee. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. In addition to meetings, the Board and its committees review and act upon matters through written consent actions. All of the directors who were serving on the Board in 2023 attended greater than 75% of the meetings of the Board and committees on which they served. The Board has a policy that members of the Board are encouraged to attend annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2023 Annual Meeting of Stockholders.

2023 Director Attendance Greater than 75%

Board Committees
The Board has an Audit Committee, a Nominating, Governance & Sustainability Committee and a Compensation Committee. Each member of these committees is independent under our Corporate Governance Guidelines and under applicable committee independence rules.
The charter for each of these committees is available on our website at www.cvgrp.com. This information also is available in print (free of charge) to any stockholder who requests it from our Investor Relations department.

Audit Committee
Members: Wayne M. Rancourt (Chair) Melanie K. Cook Ruth Gratzke J. Michael Nauman Meetings in fiscal 2023: 8
The Audit Committee’s primary duties are:
• The appointment, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report;
• Reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board take, appropriate action to oversee their independence;
• Approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm;
• Overseeing our accounting and financial reporting processes and the audits of our financial statements;
• Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
• Determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;
• Reviewing and approving the internal audit plan annually;
• Reviewing and assessing the adequacy of its formal written charter on an annual basis;
• Engaging independent counsel and other advisors as the Audit Committee deems necessary; and
• Such other matters that are designated by the Audit Committee charter or our Board.
Each of Ms. Cook and Messrs. Rancourt and Nauman qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

Nominating, Governance and Sustainability Committee

Members: J. Michael Nauman (Chair) Roger L. Fix* Ruth Gratzke William Johnson Meetings in fiscal 2023: 4 *Retiring effective this Annual Meeting
The Nominating, Governance & Sustainability Committee’s primary duties are:
• Recommending to our Board for selection, nominees for election to our Board;
• Making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup, and retirement procedures affecting Board members;
• Leading the Board in an annual self-evaluation process, including the self-evaluation of each Board committee, and report its conclusions and any recommendations to the Board;
• Monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance;
• Monitoring the Company’s ESG programs and initiatives; and
• Such other matters that are designated by the NG&S Committee charter or our Board.
The NG&S Committee will consider as potential nominees individuals for board membership properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the NG&S Committee, c/o Aneezal H. Mohamed, Chief Legal Officer, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the NG&S Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws and described below under "Submission of Stockholders' Proposals and Additional Information."

Compensation Committee

Members: Roger L. Fix (Chair)* Melanie K. Cook William C. Johnson J. Michael Nauman Wayne M. Rancourt Meetings in fiscal 2023: 6 *Retiring effective this Annual Meeting
The Compensation Committee’s primary duties are:
• Reviewing the performance of the President and CEO on an annual basis;
• Reviewing and determining the compensation of the President and CEO and all other executive officers;
• Reviewing our compensation policies and programs to ensure they are aligned with corporate objectives;
• Overseeing the design and administration of our equity-based and incentive compensation plans, including the Commercial Vehicle Group, Inc. 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”), and the Amended and Restated Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”);
• Reviewing and discussing with management the Compensation Discussion and Analysis section of this proxy statement and recommending to the Board whether the Compensation Discussion and Analysis should be included in our annual proxy statement;
• Reviewing and assessing risks associated with the Company’s compensation policies and practices;
• Reviewing and considering the results of the most recent say-on-pay vote in evaluating and determining executive compensation; and
• Such other matters that are designated by the Compensation Committee charter or our Board.
The Compensation Discussion and Analysis, which begins on page 40, discusses how the Compensation Committee makes compensation-related decisions regarding our named executive officers.

Compensation Committee Interaction with Compensation Consultants
During 2023, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an executive compensation consulting firm. Meridian has been serving in an advisory capacity since August 2016 to assist with the Compensation Committee’s review of the compensation programs for our executive officers, non-employee directors and various aspects of this proxy statement. The Compensation Committee continues to retain Meridian in an advisory capacity relating to executive compensation, including the review of this proxy statement. Although the Compensation Committee retains Meridian with Meridian reporting directly to the Chair of the Compensation Committee, Meridian interacts directly with our executive officers when necessary and appropriate. Meridian’s advisory services included providing industry and compensation peer group benchmark data and presenting compensation plan design alternatives to the Compensation Committee for consideration. The Compensation Committee considered and assessed all factors specified under the applicable Nasdaq Marketplace Rules with respect to advisor independence and determined that Meridian was an independent executive compensation firm whose scope of work is limited to research and advisory services related to executive compensation, including the review of this proxy statement. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Meridian.
Compensation Committee Interaction with Management
Certain of our officers, including but not limited to, our President and CEO, Chief Financial Officer, Chief Legal Officer, and Chief Human Resources Officer, may from time to time attend Compensation Committee meetings when executive compensation, company performance, team performance, individual performance or other matters are discussed and evaluated by Compensation Committee members, except when their respective compensation or performance is discussed. The executive officers are asked for their insights, ideas and recommendations on executive compensation matters during these meetings or at other times, and also provide updates on financial performance, corporate development activities, industry status and other factors that the Compensation Committee may consider when making decisions regarding our executive compensation programs.
Mr. James R. Ray, was elected President and Chief Executive Officer effective December 20, 2023. The Chairman of the Board and Chairman of the Compensation Committee met with our President and CEO in the first quarter of 2024 to discuss his 100-day performance.

Our Board’s Primary Role and Responsibilities and Processes
Our Board’s Primary Role and Responsibilities
Our Corporate Governance Guidelines provide that our Board serves as the representative of, and acts on behalf of, all the stockholders of CVG. In that regard, some primary functions of the Board include:
● reviewing, evaluating and, where appropriate, approving our major business strategies, capital deployment and long-term plans and reviewing our performance;

● planning for and approving management succession; and

● overseeing our policies and procedures for assessing and managing compliance and risk.

The Role of the Board in Risk Oversight

As provided in our Audit Committee Charter, the Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee reviews and provides oversight regarding our risk management policies with respect to our business strategy, capital strength and overall risk tolerance. On a periodic basis, the Audit Committee evaluates and discusses with management, with management having consulted outside advisors, our risk assessment practices, including the internal system to review operational risks, procedures for investment and trading, and safeguards to ensure compliance with procedures. The Audit Committee reports regularly to the full Board about these matters. The Audit Committee and the full Board consider our risk profile and focus on the most significant risk factors facing us as they seek to ensure that material risks are identified and appropriate risk mitigation measures are implemented. The Audit Committee and the full Board work with management to oversee the application of risk management policies and protocols, including controls over cash and investments, currency exposures and interest rate and commodities risks.

Communication with the Board

Stockholders and other interested parties may communicate with the Board, including the independent directors, as a group or with individual directors, by sending written communications to the directors c/o Aneezal H. Mohamed, Chief Legal Officer, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. All such communications will be forwarded to the appropriate directors.

Environmental, Social & Governance Responsibility

CVG is committed to operating in an ethical and sustainable manner that benefits all our stakeholders including investors, customers, employees and the communities we serve. The Board has the ultimate responsibility for risk oversight and oversees a Company-wide approach to risk management of ESG issues through each of the Compensation and NG&S committees. Management provides each of the Compensation and NG&S committees with periodic updates on the Company’s ESG programs and initiatives. We have established company-wide environmental, human rights, and labor rights policies that outline the Company’s standards for all business operations. More information on these policies can be found on our website under the caption “About Us – CVG Policies,” including highlights of our ongoing Environmental, Social and Governance efforts related to safety, quality, environmental, community engagement and corporate governance. In March 2023, the Company issued its first ESG report (the "ESG Report") which is available on the Company website at www.cvgrp.com. The ESG Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Securities Act or the Exchange Act.

Code of Conduct

The Board has adopted a Code of Conduct that applies to the Company’s directors, officers and employees. A copy of the Code of Conduct is posted on our website at www.cvgrp.com. If we waive any provision of our Code of Conduct for our Board or our executive officers or make material changes to our Code of Conduct, we will disclose that fact on our website within four business days.

Insider Trading Policy

We adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us. A copy of the Insider Trading Policy is posted on our website at www.cvgrp.com.

Clawback Policy on Incentive Compensation and Other Equity Grants Upon the Material Restatement of Financial Statements

Our Board has adopted a clawback policy (the "Clawback Policy") stating that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover on a reasonably prompt basis the amount of any incentive-based compensation received by a covered executive during the recovery period that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements. A copy of the Clawback Policy is posted on our website at www.cvgrp.com.

Board Policy on Stockholder Rights Plans

The Board has adopted a policy on stockholder rights plans. Pursuant to the policy, our Board will seek and obtain prior stockholder approval of any new stockholder rights plan, unless a majority of the independent directors, in the exercise of their fiduciary duties, deem it to be in our best interests and in the best interests of our stockholders to adopt a stockholder rights plan without the delay in adoption that would arise from obtaining stockholder approval. If the Board so adopts a stockholder rights plan without obtaining prior stockholder approval, the Board will submit the stockholder rights plan to the stockholders for ratification and approval within one year of the Board’s adoption of the plan, or else the stockholder rights plan will automatically expire, without being renewed or replaced, on the first anniversary of the adoption of the stockholder rights plan by the Board. If presented by the Board for stockholder approval at a meeting of the stockholders and not approved by the stockholders, the plan will expire upon the certification of the voting results of such stockholders meeting.

A copy of our policy on stockholder rights plan is posted on our website at www.cvgrp.com.

Board Leadership

The following changes became effective in 2023. Harold C. Bevis resigned from his role as President and Chief Executive Officer and Board member effective May 19, 2023.

Robert C. Griffin, our Chairman of the Board was elected the interim President and Chief Executive Officer as of May 19, 2023 and served in the interim role until December 20, 2023. During the time Mr. Griffin served as the interim President and Chief Executive Officer, he was not an independent Director.

James R. Ray, an independent Director, was elected President and Chief Executive Officer effective December 20, 2023, where upon, he remained as a Director, but ceased being an independent Director.

On August 14, 2023, Roger L. Fix, a Director since June 2014, informed the Company that he will be retiring from the Board without standing for re-election at the 2024 Annual Meeting of Stockholders, effective the date of the 2024 Annual Meeting of Stockholders.

On September 26, 2023, the Board elected Melanie K. Cook as an independent Director.

On December 8, 2023, the Board elected William C. Johnson as an independent Director.

Director Compensation
Overview
We pay our non-employee directors an annual retainer of $75,000. We pay annual chair fees of $65,000 to the Chairman of the Board, $20,000 to the Audit Committee Chair, $15,000 to the Compensation Committee Chair and $10,000 to the NG&S Committee Chair.
We also compensate our non-employee directors through an annual grant of restricted stock to the value of $110,000 and in May 2023, we granted 13,716 shares of restricted stock to each non-employee director calculated based on the average closing price for twenty (20) trading days prior to the grant date of May 11, 2023 or $8.02. All such restricted stock grants made to our non-employee directors in 2023 cliff vest on the first to occur of May 11, 2024 or the 2024 Annual Meeting. With respect to Ms. Cook, who was elected to the Board on September 26, 2023, she was granted 13,654 restricted shares valued at $110,000 on September 29, 2023 based on the average closing price of $8.06 for twenty (20) trading days prior to the grant date. With respect to Mr. Johnson, who was elected to the Board on December 8, 2023, he was granted 16,830 restricted shares valued at $110,000 on December 14, 2023 based on the average closing price of $6.54 for twenty (20) trading days prior to the grant date. We also reimburse all directors for reasonable expenses incurred in attending Board and committee meetings.
Based on the result of the compensation benchmarking performed by the Committee’s compensation consultant, Meridian, against the Company’s peer group, the non-employee directors' compensation was adjusted, effective January 1, 2024, as follows: the annual retainer was increased to $85,000 per year; the value of annual grant of restricted stock was increased to $120,000 (with the grant following this Annual Meeting); the annual Board chair fees was increased to $80,000; and all committee chair fees remained unchanged.

The table below describes the compensation paid to non-employee directors in 2023.

2023 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert C. Griffin	140,000.00	134,416.80	—	—	—	—	274,417.00
Wayne M. Rancourt	95,000.00	134,416.80	—	—	—	—	229,417.00
Roger L. Fix	90,000.00	134,416.80	—	—	—	—	224,417.00
James Ray	128,858.70	134,416.80	—	—	—	—	263,276.00
Ruth Gratzke	75,000.00	134,416.80	—	—	—	—	209,417.00
J. Michael Nauman	75,000.00	134,416.80	—	—	—	—	209,417.00
Melanie K. Cook	18,750.00	105,955.04	—	—	—	—	124,705.00
William C. Johnson	18,750.00	117,978.30	—	—	—	—	136,728.00

(1)
Represents the aggregate value of the restricted stock based on the closing price of $9.80 on May 11, 2023, the grant date for all non-employee directors except for grants to Ms. Cook who was elected to the Board on September 26, 2023 and Mr. Johnson who was elected to the Board on December 8, 2023 . The 2023 awards for the non-employee directors, except to Ms. Cook and Mr. Johnson, was based on the average closing price for twenty (20) trading days prior to the grant date of May 11, 2023, or $8.02. The award made to Ms. Cook was based on the average closing price for twenty (20) trading days prior to the grant date of September 29, 2023, or $8.06; and the award made to Mr. Johnson was based on the average closing price for twenty (20) trading days prior to the grant date of December 14, 2023, or $6.54.

(2)
The aggregate number of shares of unvested restricted stock held by each of our non-employee directors,except for Ms. Cook and Mr. Johnson, as of December 31, 2023 was 13,716 shares, and with respect to each of Ms. Cook and Mr. Johnson, was 13,654 and 16,830, respectively.

Related Person Transactions Policy and Process
Our management monitors related party transactions for potential conflicts of interest situations on an ongoing basis. Under the Nasdaq Marketplace Rules, we are required to conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be reviewed and approved by our Audit Committee or another independent body of the Board. Related parties means our directors, officers, 5% stockholders or the immediate family members of any of the foregoing. Our Code of Conduct provides that no director or executive officer may represent the interests of any party other than the Company (including personal interests) in any material transaction in which we and another party are involved.

Proposal 2 –
Advisory Vote to Approve the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.
We urge stockholders to read the Compensation Discussion and Analysis beginning on page 40 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables, notes and narrative appearing on pages 52 through 60, which provide detailed information on the compensation of our named executive officers.
Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.
The Board has adopted a policy providing for annual say-on-pay advisory votes. Accordingly, unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, we expect that the next say-on-pay advisory vote will be held at our 2025 Annual Meeting of Stockholders.

The approval of the resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will count as a vote against the proposal and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board

The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement by approving the following resolution:
"Resolved, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation, Discussion and Analysis, compensation tables and narrative discussion, is hereby approved."

Audit Committee Matters
Proposal 3 —
Ratification of Appointment of KPMG LLP as Independent Auditor

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm and such firm reports directly to the Audit Committee. KPMG LLP has been retained as the Company’s independent registered public accounting firm continuously since 2012. The Audit Committee reviews the impact on the Company of changing the Company’s independent registered public accounting firm, qualifications, performance, fees and independence of KPMG LLP and considers whether KPMG LLP should be reappointed or whether a different independent registered public accounting firm should be appointed. SEC rules mandate that the independent auditor’s lead audit partner be rotated every five years. The process for the selection of the new lead audit partner includes a meeting between the Chairman of the Audit Committee and the candidate recommended by KPMG LLP for the role, as well as discussion by the full Audit Committee and management. The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit our financial statements and the internal control over financial reporting for the fiscal year ending December 31, 2024. In making the decision to appoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by KPMG LLP is incompatible with maintaining that firm’s independence.
Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and our stockholders. It is expected that a representative of KPMG LLP will be present at the annual meeting, will be provided the opportunity to make a statement, and will be available to answer appropriate questions.
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board

The Board recommends that you vote FOR the proposal to ratify the appointment of KPMG LLP as our independent auditor for fiscal 2024.

Audit Committee Report
This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Securities Act or the Exchange Act.
The Audit Committee is composed of four directors appointed by the Board - Wayne M. Rancourt, Melanie K. Cook, Ruth Gratzke and J. Michael Nauman. All Audit Committee members are independent for Audit Committee purposes under applicable Exchange Act rules and Nasdaq Marketplace Rules. The Board designated each of Ms. Cook and Messrs. Nauman and Rancourt as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. The Audit Committee operates under a written charter adopted by the Board and amended most recently in March 2024, a copy of which is posted on our website at www.cvgrp.com. The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting, financial and reporting controls, the internal audit process, risk management, the independent audit process of the Company’s annual financial statements, and the Company’s compliance with legal and regulatory requirements. Management is responsible for these processes.
The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls. The Audit Committee also reviews the Company’s quarterly earnings press releases and reports on Form 10-Q prior to filing. The Audit Committee held 8 meetings in 2023.
The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under auditing standards of the U.S. Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the independent registered public accounting firm’s written disclosures required by Rule 3526 of the PCAOB, as may be modified or supplemented.
The Audit Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits, including timing, risk assessments, locations and coverage, and any reliance by the independent registered public accounting firm on work performed by the internal auditors. The Audit Committee meets at least quarterly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. Annually, the Audit Committee reviews and approves the internal audit plan. Additionally, the Audit

Committee periodically meets separately with each of the Chief Financial Officer and Chief Legal Officer of the Company.
The Audit Committee is directly responsible for the appointment, oversight, qualification, independence, performance, compensation and retention of the Company’s independent registered public accounting firm, including audit fee negotiations and approval, approval in advance of all audit and non-audit services, and the rotation and selection of the lead audit partner every five years. In accordance with its Charter, the Audit Committee has reappointed KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal 2024, based on their overall qualifications, objectivity, significant experience and understanding of the Company’s operations, and their ability to deploy resources to match the Company’s global operations. Accordingly, in this proxy statement, the Board recommends the ratification of KPMG as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2024.
In performing its review, the Audit Committee also considers the quality and effectiveness of KPMG’s communications with the Audit Committee and management; how effectively KPMG maintained its independence as demonstrated by exercising judgment, objectivity and professional skepticism; reports of the PCAOB and other available data regarding the quality of work performed by KPMG; KPMG’s tenure and experience as the Company’s auditor; and the geographic reach and expertise of KPMG to address the demands placed on an auditor by the global breadth of the Company’s business.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the Securities and Exchange Commission.
Members of the Audit Committee

Wayne M. Rancourt (Chairman)
Melanie K. Cook
Ruth Gratzke
J. Michael Nauman

Fees Paid to KPMG LLP

For fiscal years 2023 and 2022, the following fees were billed to us for the indicated services by KPMG LLP:

	2023	2022
Audit Fees	$1,831,089	$1,589,376
Audit-Related Fees	25,500	13,450
Tax Fees	130,776	70,896
All Other Fees	—	—
Total Independent Accountant’s Fees	$1,987,365	$1,673,722

Audit Fees. Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits.
Tax Fees. Consist of fees billed for professional services for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties and international tax planning.
All Other Fees. Consist of fees for services other than the services reported above.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
During fiscal year 2023, all services by our independent registered public accounting firm were pre-approved or ratified by the Audit Committee in accordance with this policy.

Share Ownership Information
Beneficial Ownership
Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 18, 2024 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, or executive officer, and in the case of five percent beneficial owner, as disclosed in a Schedule 13G or Schedule 13D as filed with the SEC. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or her or its name.

The following table lists the number of shares and percentage of shares beneficially owned based on 33,885,223 shares of common stock outstanding as of March 18, 2024. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. There were no shares of common stock subject to options outstanding within 60 days of March 18, 2024. Other than shares beneficially owned by Mr. Bevis for which we have no information, no shares beneficially owned by the directors and named executive officers below are pledged as security.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Forager Fund, LP (1)	3,076,502	9.1%
BlackRock, Inc.(2)	2,443,576	7.2%
OLMA Capital Management Limited(3)	1,948,001	5.7%
Royce & Associates, LP (4)	1,878,064	5.5%
Renaissance Technologies LLC (5)	1,768,159	5.2%

Directors and Named Executive Officers:
Robert C. Griffin (6)	215,050	*
Harold C. Bevis	864,121	2.6%
Roger L. Fix (6)(7)	133,229	*
Ruth Gratzke (6)	40,304	*
J. Michael Nauman (6)	40,304	*
Wayne M. Rancourt (6)	122,352	*
Melanie K. Cook(6)	13,654	*
William C. Johnson(6)	16,830	*
James R. Ray (8)	298,394	*
Chung Kin Cheung ("Andy Cheung")(9)	92,272	*
Kristin S. Mathers (10)	60,740	*
Aneezal H. Mohamed	145,036	*
Richard Tajer (11)	102,709	*
All directors and executive officers as a group (13 persons)	2,144,995	6.3%
* Denotes less than one percent.

(1) Information reported is based on Amendment No. 1 to Schedule 13G as filed with the SEC on February 14, 2024 on which Forager Fund, LP
(the “Fund”), Forager Capital Management, LLC (the “GP”), Edward Kissel and Robert MacArthur (collectively, "Forager") reported that each of the Fund and the GP has the sole power to vote and dispose of 3,076,502 shares of Common Stock. Each of Messrs. Kissel and MacArthur has
the shared power to vote and dispose of 3,076,502 shares of Common Stock. The address for Forager is 2024 3 Ave. N, Suite 201, Birmingham,
AL 35203.

(2) Information reported is based on Schedule 13G as filed with the SEC on January 26, 2024 on which BlackRock, Inc. ("BlackRock") reported sole voting over 2,398,048 shares of our common stock and sole dispositive power over 2,443,576 shares of our common stock as of December 31,
2023. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(3) Information reported is based on Schedule 13D as filed with the SEC on September 24, 2020 on which OLMA Capital Management Limited
("OLMA") reported sole voting and dispositive power over 1,948,001 shares of our common stock as of September 14, 2020. The address for
OLMA is 7 Seville Place, Dublin, Ireland.

(4) Information reported is based on Amendment No. 8 to Schedule 13G as filed with the SEC on January 23, 2024 on which Royce & Associates,
LP ("RALP") reported sole voting and dispositive power over 1,878,064 shares of our common stock as of December 31, 2023, owned by one or more registered investment companies or other managed accounts that are investment management clients of RALP, an indirect majority owned subsidiary of Franklin Resources, Inc. The address for RALP is 745 Fifth Avenue, New York, NY 10151.

(5) Information reported is based on Amendment No. 6 to Schedule 13G as filed with the SEC on February 13, 2024 on which Renaissance
Technologies LLC and Renaissance Technologies Holding Corporation, which owns a majority interest in Renaissance Technologies LLC
(collectively "Renaissance") reported sole voting power and sole dispositive power over 1,768,159 shares of our common stock as of December
30, 2023. The address for Renaissance is 800 Third Avenue, New York, NY 10022.

(6) Includes 13,716 shares with respect to Ms. Gratzke and Messrs. Fix, Griffin, Nauman, and Rancourt that vest on May 11, 2024; 13,654 shares with respect to Ms. Cook; and 16,830 shares with respect to Mr. Johnson that vest on May 16, 2024.
(7) Includes 7,500 shares held by the Roger L. Fix Revocable Trust, with Reporting Person as trustee.

(8) Includes 13,716 shares that vest on May 11, 2024. Includes 217,096 shares of restricted stock that vest in three installments on each of
December 31, 2024, 2025 and 2026.

(9) Includes 22,495 shares of restricted stock that vest on December 31, 2024. Includes 35,452 shares of restricted stock that vest in two installments on each of December 31, 2024 and 2025.

(10) Includes 5,469 shares of restricted stock that vest on January 28, 2024. Includes 7,773 shares of restricted stock that vest on December 31,
2024. Includes 12,960 shares of restricted stock that vest in two installments on each of December 31, 2024 and 2025.

(11) Includes 5,946 shares of restricted stock that vest on December 31, 2024. Includes 17,507 shares of restricted stock that vest in two installments on each of December 31, 2024 and 2025.

EXECUTIVE COMPENSATION
Compensation Policies and Practices

Our compensation philosophy is designed to attract and retain exceptional leaders who will deliver the Company’s annual business plan; execute our long-term diversification and growth strategy; create long-term shareholder value; and exceed the expectations of our customers, and employees. The Compensation Committee (as used in this section, the "Committee"), which is comprised entirely of independent directors, has a pay for performance philosophy that is reflected in our compensation plan designs, and places a majority of each executive officer’s total compensation at risk each year. Our compensation plans are designed to provide appropriate incentives to encourage the execution of our business plan and we defer the delivery of significant portions of incentive compensation in order to link the interests of management to long-term value creation for our stockholders. Incentive awards are based on short-term and long-term financial metrics, designed to encourage profitable innovation and growth, without encouraging excessive or unnecessary risk taking. To further mitigate risk taking, the Committee sets a minimum performance threshold and a maximum payment limit on incentive award opportunities each year and has adopted executive stock ownership guidelines, an anti-hedging policy, and a clawback policy.

In 2023, we exceeded expectations with respect to all three of our annual goals: operating income; working capital; and new revenue expectations. Bonus payouts reflected this performance with payments above target for all three metrics for the 2023 Annual Incentive Plan ("AIP"). Our executive compensation programs will continue to pay for performance and place considerable emphasis on variable compensation to align Named Executive Officer ("NEO") pay with long-term stockholder value creation. The Committee believes that the structure of our executive compensation program is appropriate and aligns with the Company's compensation philosophy and pay for performance program objectives.

Compensation Discussion and Analysis
Leadership Transitions

Mr. Bevis and the Company were parties to an Employment Agreement, executed in September 2020 in connection with his appointment as President and Chief Executive Officer. Mr. Bevis resigned from his role as President and Chief Executive Officer and ceased being an NEO effective May 19, 2023. As such, his employment agreement terminated effective May 19, 2023.

Mr. Griffin, our Chairman of the Board became the interim President and CEO for the Company as of May 19, 2023 and served in the interim role until December 20, 2023. In connection with his interim appointment, Mr. Griffin was paid a base salary of $100,000 per month through December 2023, and at the end of his interim role, in recognition of Mr. Griffin's extensive responsibilities, he was granted 94,162 shares valued at $600,000 that vested upon grant.

Mr. Ray was elected President and CEO effective December 20, 2023. In connection with Mr. Ray’s appointment, his base salary was set at $900,000 per year, with cash annual incentive opportunity beginning in 2024 equal to 100% of base salary. Mr. Ray also received a one-time signing incentive of $233,500 to assist with relocation and related expenses. For the 2023/2024 plan year, Mr. Ray received, effective December 20, 2023, 217,096 restricted shares valued at $1,440,000, vesting ratably on December 31, 2024, 2025, and 2026; and effective March 28, 2024, Mr. Ray was granted performance awards valued at $1,760,000 that will vest if the performance metrics are met, with one-half of the award issued in the form of performance shares and one-half of the performance award linked to stock price, but settled in cash.

Executive Summary
This Executive Summary provides an overview of the 2023 compensation programs for our NEOs and should be read in conjunction with the complete Compensation Discussion and Analysis (“CD&A”) in this report. For 2023, our NEOs included:

•James R. Ray, President and CEO, beginning December 20, 2023;
•Robert C. Griffin, interim President and CEO from May 19, 2023 to December 20, 2023;
•Harold Bevis, former President and CEO; ceased to be an NEO on May 19, 2023;
•Andy Cheung, Executive Vice President and Chief Financial Officer;
•Aneezal H. Mohamed, Chief Legal Officer, Compliance Officer and Secretary;
•Richard Tajer, President of Electrical Systems; and
•Kristin S. Mathers, Chief Human Resource Officer.

Our compensation programs are designed to balance annual and long-term organizational goals with individual performance and contributions of the NEOs to ensure our executive compensation programs are closely aligned with the interests of our stockholders. The Committee uses multiple performance measures to ensure an appropriate mix of annual and long-term incentives and to avoid over-weighting the Company's short-term objectives. Each NEO has a significant portion of total compensation that is at-risk in any given year, and each NEO receives long-term cash and equity awards to encourage retention and further align their interests with those of our stockholders.

At our 2023 Annual Meeting of Stockholders held on May 11, 2023, the compensation of our NEOs was approved, on an advisory basis, by approximately 93.37% of our stockholders who voted on the matter. The Committee considered the results of this vote, which it viewed as strong investor support for our executive compensation philosophy and programs, but did not take any specific compensation actions in fiscal year 2023 in response to the executive compensation advisory vote. At the 2024 Annual Meeting of Stockholders, we will again hold an advisory vote to approve executive compensation. The Committee will continue to consider the results of this vote and future advisory votes, which we view as an important indicator of stockholder sentiment regarding our compensation philosophy, when contemplating executive compensation decisions and will continue to review and adjust our incentive programs, as appropriate, to align with our stockholders' interests.

Compensation Philosophy, Objectives and Process

Compensation Philosophy and Objectives
Our executive compensation programs are designed to align total compensation with the Company’s financial performance and each NEO’s individual experience, performance, and proficiencies while also supporting our ability to attract, motivate, and retain NEOs capable of operating profitably throughout each business cycle. Each NEO has a substantial portion of total compensation at risk in any given year, and each NEO receives long-term cash and equity awards to closely align their realized compensation with changes in stockholder value. This multi-year framework of cash and equity awards closely links total compensation to the creation of stockholder value and aligns the interests of our NEOs with those of our stockholders, while also managing share usage.

The specific objectives of our executive compensation program include:
•Attracting and retaining highly qualified executives who will embrace our strategy and values, and contribute to our long-term success;
•Linking executive compensation to the achievement of our short- and long-term financial, operation and strategic objectives;
•Aligning executive compensation with each executive’s individual contributions, performance, and scope of responsibility; and
•Fostering a culture of performance and accountability that drives best-in-class performance.

The Committee has structured and refined our executive compensation programs based on these objectives, while also considering the long term, cyclical nature of our industry. We seek to balance the consideration of those measures that our NEOs directly influence with the cyclical market forces that the Company and its executives cannot control. Our executive compensation program generally includes both annual and long-term incentive opportunities, and provides for cash and equity-based awards, as well as salary and benefit programs that are competitive within our industry and revenue scope. The Committee is committed to paying executives for performance and rewarding an increase in long-term stockholder value, while discouraging excessive risk taking. The Committee considers a number of factors when setting total compensation including individual performance and skillset, industry benchmarks, market conditions, current business challenges, and long-term strategic objectives. The Committee intends to continue to implement a compensation philosophy that places a greater emphasis on at-risk compensation tied to long-term performance.

Our compensation philosophy is represented by those practices we support and those that we avoid, as detailed below.

What We Do	What We Don’t Do
We align pay with performance	We do not guarantee salary increases
We enforce share ownership policies	We do not offer a supplemental executive retirement program
We enforce non-competition and non-solicitation provisions	We do not offer perquisites for our NEOs that differ materially from benefits available to our employees
We employ an independent executive compensation consultant, reporting directly to the Committee and provides no other services to CVG	We do not provide tax gross ups for any benefits or perquisites or in our Change in Control Agreements
We have a formal clawback policy	We do not permit hedging of our securities or the pledging of our securities as collateral for loans
We reward actions that increase long-term stockholder value and discourage excessive risk taking	We do not permit holding our securities in margin accounts

We set performance targets for our annual cash incentive compensation program such that NEOs receive their targeted annual compensation only if our pre-determined performance targets are achieved. When performance exceeds the pre-determined targets, total compensation will be above targeted levels and when performance is below the pre-determined targets, total compensation will be below targeted levels. In 2023, the Company's performance was above target.

Compensation Process

In 2023, the Committee considered the following factors as part of the process by which it made executive compensation determinations:

•The accelerated execution of the Company's long-term diversification and growth strategy;
•Achievement of key financial metrics and operational outcomes;
•Evaluations of individual NEO’s competencies, performance and contributions; and
•The competitiveness of executive compensation as compared to our compensation peer group, as well as data compiled by our independent compensation consultant, Meridian. This analysis is performed on a periodic basis by Meridian. A full study was conducted in November 2022 that was used for setting 2023 pay levels. An additional study was completed in November 2023 for select executive roles, including the CEO role. These studies are based on a peer group consisting of industrial companies of comparable size, as described below.

Compensation Structure

Compensation Levels and Benchmarking

The Committee engaged Meridian to assist with a periodic review and analysis of compensation data for comparable positions in similarly sized general manufacturing companies. The analysis used for 2023 benchmarking purposes was prepared by Meridian in November 2022 and incorporated data from third party proprietary compensation surveys in addition to proxy data from the published peer group. The examination and comparison of this compensation data is an important component of the Committee’s review but does not serve as the sole basis for compensation decisions, and no formulaic methodology is used by the Committee when referring to such data in connection with executive compensation decisions.

Beginning in 2023, the Committee approved an adjusted TSR peer group that mirrored the updated 2023 compensation peer group, which includes the following:

Altra Industrial Motion Corporation*	Modine Manufacturing Company
Astec Industries, Inc.	Motorcar Parts of America, Inc.
Blue Bird Corporation	Myers Industries, Inc.
Columbus McKinnon Corporation	NN Inc.
Cooper-Standard Holdings Inc.	Standard Motor Products, Inc.
EnPro Industries, Inc.	Stoneridge, Inc.
Federal Signal Corporation	Superior Industries International Inc.
Gentherm Incorporated	The Shyft Group, Inc.
L.B. Foster Company	Wabash National Corporation

*Altra Industrial Motion Corporation was acquired by Regal Rexnord on March 27, 2023; it ceased to be traded on a national securities exchange by the end of Q1 2023 and therefore removed from our Peer Group.

For 2023, the Committee generally targeted base salaries, target annual cash incentives, and long-term incentives for our NEOs near the 50th percentile (or market median). As a result, target total cash compensation (salary and target annual cash incentives) and target total direct compensation (salary, target annual cash incentives and long-term incentives) are expected to be meaningfully above market median for our NEOs if actual performance exceeds targeted performance goals, consistent with our pay for performance philosophy.

The Committee believes this pay philosophy, with market-based pay and an emphasis on at-risk compensation, supports the attraction and retention of high caliber executives in an increasingly competitive market for executive talent.

Compensation Elements - Overview

The three principal compensation components for our NEOs include:

•Base Salary;
•Annual Incentive Compensation; and
•Long-term Incentive Compensation.

Compensation Mix

We use the principal components of compensation described above to provide at-risk compensation, retention value, and an equity stake designed to align NEO and stockholder interests. Our policy for allocating between fixed and incentive compensation, and between cash and equity-based awards, is based on the following general principles:

•We embrace a pay for performance philosophy that ties the majority of executive pay to performance, requires performance at a threshold level in order to qualify for incentive awards, caps maximum award payouts, and puts the majority of executive compensation at risk each year;
•Each NEO has a significant proportion of total compensation in the form of long-term incentives, with multi-year vesting of both equity-based awards and long-term cash performance awards (with value linked to stock price, but settled in cash) to encourage their retention and align their interests with that of our stockholders; and
•We seek an appropriate mix of annual and long-term incentive opportunities that reflect the cyclical nature of our industry and encourage both performance and retention.

Our NEOs’ compensation is weighted towards variable incentives that provide award opportunities based on our annual and long-term performance. The Committee believes this pay mix motivates our NEOs to achieve results that support our strategic objectives and create long-term stockholder value without encouraging excessive risk taking.

Pay for Performance

Pay for performance is one of the primary objectives of our compensation philosophy. Consistent with this philosophy, 82% of our CEO’s ongoing target compensation and 63% of our other NEOs’ target compensation opportunity (on average) is variable, or “at risk”.

The graphic below shows base salaries, target annual incentive (“AIP”) opportunities under the Bonus Plan, and target LTI opportunities under the LTIP as a percentage of 2023 target total compensation opportunities for our current NEOs.

CEO
Base
18%
Target
Bonus
18%
LTI
64%
At Risk =
82%

Other NEOs
(Excluding CEO)
Base
37%
Target Bonus
24%
LTI
38%
At risk =
63%

The specific relationship of base salary to incentive compensation varies depending upon the scope of each NEO’s position, prior experience, time in the industry, and time in the role; but consistently reflects the Committee’s philosophy of collectively weighting target AIP and LTI opportunities more heavily than base salary.

Compensation Elements

Salary

We provide a salary to our NEOs to compensate them for their services during the year. Salaries are designed to be competitive with other comparable executive officer salaries, and in the case of new hires, to attract high quality executive talent using the Committee’s discretion and judgment. The Committee sets base salaries based on market competitiveness, the NEOs’ specific roles and responsibilities, experience, expertise and individual performance throughout their tenure. Salaries are reviewed annually by the Committee and periodic adjustments are made based on the factors noted above, as well as input from the President & CEO with respect to his direct reports, and comparator data from comparator organizations and compensation surveys. However, there is no specific formula applied to the factors noted above and annual increases are not guaranteed. The Committee believes the current NEO salaries are consistent with the salaries paid to similarly situated executive officers of companies in the compensation peer group and published survey data.

In connection with Mr. Ray’s appointment, his base salary was set at $900,000 per year.

During 2023, Mr. Cheung received a base salary of $450,000.

During 2023, Mr. Tajer received a base salary of $375,000.

During 2023, Mr. Mohamed received a base salary of $371,753.

During 2023, Ms. Mathers received a base salary of $360,880.

Ms. Mathers and Messrs. Ray, Cheung, Mohamed and Tajer are entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, each of them may receive certain payments and benefits upon termination, which are detailed in the "Post-Termination Payments" section below.

Annual Incentive Compensation

Annual incentive compensation, payable under the Bonus Plan, is designed to reward NEOs for the achievement of financial targets tied to our annual business plan. Target annual incentive award opportunities are determined as a percentage of each NEO’s salary for the fiscal year and are tied to the achievement of pre-determined financial performance targets, with the Committee having the discretion to increase or decrease individual awards based on the performance and contributions of each NEO.

On March 1, 2023, the Committee approved 2023 financial performance goals for the Commercial Vehicle Group Bonus Plan (the "Bonus Plan") based on our business plan and strategic objectives. The target award opportunity for Mr. Mohamed was 75% of base salary. The target award opportunity for Mr. Tajer was 70% of base salary. The target award opportunity for Mr. Cheung was 65% of base salary. The target award opportunity for Ms. Mathers was 50% of base salary.

The Committee adopted objective financial performance metrics for the Bonus Plan, including New Revenues, Operating Income Margin, and Operating Working Capital as a Percent of Sales. New Revenue correlates to the emphasis the Company's business plan places on diversified top-line growth. Operating Income Margin was selected based on the high correlation to Total Stockholder Return. Operating Working Capital as a Percent of Sales was selected to encourage the efficient and profitable use of capital in business operations. Performance metrics were established on a consolidated basis to promote high level collaboration across the enterprise. As shown below, 60% of the original total award opportunity for our NEOs was tied to consolidated profitability, as measured by corporate Operating Income Margin. The 2023 performance metrics and weighting are illustrated below.

The Committee also approved 2023 threshold, target, and superior performance goals, and corresponding award opportunities for the Bonus Plan. The following table summarizes the consolidated performance goals for 2023.

2023 Bonus Plan Performance Goals
Consolidated Metric (Weighting)	Threshold	Target	Superior	Actual
Operating Income Margin (60%)	3.9%	4.9%	5.9%	5.1%
New Revenues ($ Millions) (25%)	100M	125M	150M	158M
Operating Working Capital % Sales (15%)	22.5%	20.5%	18.5%	18.9%
Payout for Performance Level Shown Above (% of Target)	25%	100%	200%	173%

Award funding under the Bonus Plan for each metric is independent. Intermediate payout goals are established above and below target to flatten the payout curve, with performance between any points calculated using straight line interpolation. For each component, achievement of threshold performance is required to receive an award for that metric.

2023 Bonus Summary
Metric	Total	Operating Income Margin	New Sales	OWC % of Sales
Weighting		60%	25%	15%
Payout Calculation		160%	200%	180%
Weighted Payout	173%	96%	50%	27%

For 2023, we achieved 5.1% adjusted Operating Income Margin, which excluded certain costs associated with restructuring activities. Our target Operating Income Margin was 4.5% and since our threshold was 3.9%, participants earned a payout for this goal. We ended 2023 with Operating Working Capital as a percent of sales at 18.9% and since our target was 20.5%, this resulted in a payout for this goal. We won $158 million in New Sales in 2023 and therefore exceeded the target of $125 million. These three outcomes resulted in payouts to our NEOs as follows and such information is reflected in the Summary Compensation Table:

NEO	Payment Amount	Percentage of Annual Target	Payment Date
Mr. Ray(1)	$0.00	N/A	N/A
Mr. Griffin	$0.00	N/A	N/A
Mr. Bevis(2)	$0.00	N/A	N/A
Mr. Cheung	$506,903	173.3%	March 8, 2024
Mr. Mohamed	$483,186	173.3%	March 8, 2024
Mr. Tajer	$454,913	173.3%	March 8, 2024
Ms. Mathers	$312,703	173.3%	March 8, 2024

(1) Mr. Ray was not paid a bonus under the 2023 Bonus Plan as he was employed as the President and Chief Executive Officer for only a few days in 2023 (from December 20, 2023 – December 31, 2023).
(2) Mr. Bevis was not paid a bonus under the 2023 Bonus Plan due to his resignation from the Company effective May 19, 2023.
On March 15, 2024, the Committee reviewed and approved the Bonus Plan for 2024. The Committee approved the following metrics for the 2024 Bonus Plan for the NEOs which have changed compared to the 2023 Bonus Plan:

Bonus Plan - 2024 Metrics and Weighting
Metric Weighting	Strategic Goal: New Business	Operating Income Margin	Operating Working Capital % of Sales	TOTAL
	20%	60%	20%	100%

The 2024 target incentive will be 100% weighted to enterprise results for Mr. Ray, Mr. Cheung, Mr., Mohamed and Ms. Mathers due to their enterprise positions. Mr. Tajer's weighting will be weighted with 50% payout target on Business Unit (Electrical) results and 50% enterprise weighting. The 2024 target incentive opportunity established for Mr. Ray is 100% of base salary. The 2024 target incentive opportunity established for Mr. Mohamed is 75% of base salary. The 2024 target incentive opportunity established for Mr. Tajer is 70% of base salary. The 2024 target incentive opportunity established for Mr. Cheung is 65% of base salary. The 2024 target incentive opportunity for Ms. Mathers is 60% of base salary.

Long-Term Incentives

The Company's Equity Incentive Plan is designed to recognize and reward executive officers for efforts related to the long-term growth and success of the Company. The Equity Incentive Plan permits grants of various types of equity-based awards, including stock options, stock-settled stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other equity-based and cash awards, at the discretion of the Committee. This range of available awards provides the Committee the flexibility to grant appropriate types of awards under different circumstances, depending on our needs and the relative importance of compensation objectives as they may change from time to time.

As designed, our LTIP generally includes equity-based awards in the form of time-based restricted stock, which vests ratably over three years or cliff vests upon the grantee reaching the "Rule of 70", which is the date the grantee reaches at least 60 years of age and when that grantee's age and total years of employment with the Company equals 70. The Committee continues to believe restricted stock is an appropriate element of long-term compensation because it serves as a retention incentive for the current management team whose skills and experience are desirable and sought after within the industry. Restricted stock also aligns the NEOs' interests directly with those of the stockholders, as the NEOs will realize greater or lesser value based on stock price changes during the vesting period which will parallel the interests of our stockholders over the same period. The restricted share component of the LTIP represents 50% of the total opportunity for plan participants, except for Mr. Ray for whom the restricted share component represents 45% of the total opportunity.

The balance of the LTIP incentive is generally comprised of cliff vested restricted cash to preserve shares and/or performance shares tied to our TSR over a three-year performance period, relative to the TSR peer group. In 2022, the Committee approved an additional Return on Investment Capital ("ROIC") metric that was included as a piece of the three-year performance period along with the TSR and this additional ROIC metric will continue into 2024.
TSR is defined as the change in stock price in addition to any dividends paid over the three-year performance cycle. TSR calculations are based on average closing stock prices, both for us and for our peers, for the twenty trading days leading up to the beginning and end of the performance cycle.

On March 1, 2023, the Committee approved awards for each NEO. The target for Mr. Bevis was set at $2,350,000. The target for Mr. Cheung was set at 135% of base salary. The target for Mr. Mohamed was set at 100% of base salary. The target for Mr. Tajer was set at 100% of base salary. The target for Ms. Mathers was set at 80% of base salary.

The LTIP award for Messrs. Cheung, Mohamed, Tajer and Ms. Mathers was equally weighted between time-based restricted stock and cliff vested restricted cash awards under the original plan design as described above. Messrs. Mohamed and Tajer were also eligible for a restricted cash award for the LTI period commencing January 1, 2021 and vesting on December 31, 2023. Mr. Mohamed’s original cash target was $160,000. The vested award was 61.54% of target, or $69,860, based on relative TSR performance measured against the comparator group in place at the time the 2021 awards were established. Mr. Tajer’s original cash target was $120,000. The vested award was 61.54% of target, or $52,397, based on relative TSR performance measured against the comparator group in place at the time the 2021 awards were established. Messrs. Mohamed and Tajer’s awards were paid on January 19, 2024 and are reflected in the Summary Compensation Table as Incentive Plan Compensation.

Commercial Vehicle Group 3-Year Total Stockholder Return Rank (out of 16 companies)	Percent of Target Award Earned
>75th Percentile	200%
50th Percentile	100%
25th Percentile	50%
<25 Percentile	0% (No Payout)

Potential payouts under the 2023 cash performance awards may range from 0% to 200% of target, based on our relative TSR performance over the three-year period. Payouts are determined based on straight line interpolation between the performance levels shown above. The award values were granted on March 31, 2023 and will vest on December 31, 2025 and follow a three-year performance period from January 1, 2023 through December 31, 2025 of the published group of peer companies traded on a “national securities exchange” as selected by the Committee in consultation with the Company’s executive management.

The Committee believes the LTIP design, which puts at least 50% of the award at risk and ties the performance award to stockholder outcomes is consistent with our philosophy of placing greater emphasis on long-term and at-risk incentive compensation to encourage a long-term view that supports the creation of stockholder value. Under current accounting rules, CVG is able to adjust any accounting expense associated with cash-settled awards tied to market-based performance conditions so that the final expense recognized matches the actual performance outcome.

Timing of Equity Grants

We did not grant any stock options or stock appreciation rights during 2023.

Adjustment or Recovery of Awards

Our Board has adopted a clawback policy (the "Clawback Policy") stating that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover on a reasonably prompt basis the amount of any incentive-based compensation received by a covered executive during the recovery period that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements. A copy of the Clawback Policy is posted on our website at www.cvgrp.com.

Risk Assessment

The Committee mitigates risk related to CVG's compensation programs and policies through periodic market benchmarking, capped incentive award opportunities that are tied to multiple performance metrics measured over multiple timeframes, stock ownership requirements, anti-hedging and anti-pledging policies, insider trading policy, a clawback policy, and oversight by independent, non-employee directors who meet in executive session and utilize independent external compensation advisors. Potential payouts under the incentive plans are modest as a percentage of revenue and income, and NEOs must deliver a minimum threshold performance in order to receive an award. The Committee believes that our compensation philosophy and structure do not create risks that are likely to have a material adverse effect on CVG.

Consideration of Prior Amounts Realized

The Committee does not consider prior stock compensation gains in setting future compensation levels. The Committee believes this practice is consistent with our philosophy of providing future opportunities to executive officers in exchange for our future financial and stockholder return performance.

Post-Termination Payments

Change-in-Control Agreements

Mr. Bevis resigned from his role as President and Chief Executive Officer effective May 19, 2023. As such, his employment agreement terminated effective May 19, 2023. Mr. Ray is party to a Change in Control Agreement executed in December 2023. Mr. Mohamed is party to a Change in Control Agreement executed in October 2014. Mr. Tajer is party to a Change in Control Agreement executed in January 2020. Ms. Mathers is party to a Change in Control Agreement executed in December 2021. Mr. Cheung is party to a Change in Control Agreement executed in December 2022.

The Change-in-Control Agreements specify severance payments in the event of certain employment termination scenarios both before and following a Change-in-Control of the Company. The agreements generally provide the following:

Mr. Bevis
•Mr. Bevis resigned from his role as President and Chief Executive Officer effective May 19, 2023. As such, his Employment Agreement terminated effective May 19, 2023. Mr. Bevis was not entitled to any severance or other termination payments under the Employment Agreement as a result of his resignation.

Mr. Ray
•Termination without Cause or by the executive for Good Reason in the absence of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; and salary continuation severance pay at the base salary rate for an additional 24 months.
•Termination without Cause or by the executive for Good Reason within 13 months of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any incentive compensation, or any other fringe benefit to which the executive is entitled under the agreement through the date of the termination as a result of the Change-in-Control; an amount equal to the base salary rate for an additional 24 months plus target annual bonus plus COBRA payments for 18 months and immediate vesting of all restricted stock awards.
•Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.
•The agreement does not provide for any tax gross up payments.

Messrs. Cheung, Mohamed, and Tajer and Ms. Mathers,
•Termination without Cause or by the executive for Good Reason in the absence of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; and salary continuation severance pay at the base salary rate for an additional 12 months.
•Termination without Cause or by the executive for Good Reason within 13 months of a Change-in-Control: Any annual incentive based on actual performance earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any incentive compensation, or any other fringe benefit to which the executive is entitled under the agreement through the date of the terminations as a result of the Change-in-Control; an amount equal to the sum of the executive’s base salary plus the average annual incentive received over the last three fiscal years, plus any medical, financial and insurance coverage provided under the annual compensation plan; and accelerated vesting of all outstanding stock options and restricted stock or cash awards.
•Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.
•The agreements do not provide for any tax gross up payments.

Severance payments under these agreements will end immediately if the executive is in violation of any of the obligations under the agreement or if we learn of any facts relating to the executive’s job performance or conduct that would have given us cause to terminate an executive's employment. Payments under Messrs. Ray, Cheung, Mohamed, and Tajer and Ms. Mathers Change-in-Control Agreements are subject to applicable delay periods for benefits that constitute non-qualified deferred compensation under Section 409A of the Internal Revenue Code.
As defined in the Change-in-Control Agreements, “Cause” generally means (1) dishonesty in carrying out company business; (2) engaging in acts injurious to us; (3) willful failure to follow Board directives; (4) illegal conduct or gross misconduct; (5) breach of the employment agreement or Change-in-Control Agreement; (6) violation of our code of conduct; or (7) a felony or certain misdemeanors.

“Good Reason” means (1) a material change in duties and responsibilities; (2) reduction in base salary or failure to increase salary following a change-in-control; (3) relocation outside the Columbus, Ohio metropolitan area; (4) material reduction of incentive opportunities; (5) failure to provide substantially similar benefits following a Change-in-Control; (6) failure of successor to assume the Change-in-Control Agreement; (7) request that executive engage in illegal conduct; or (8) breach of the Change-in-Control Agreement.

“Change-in-Control” means (1) change in more than 50% of beneficial ownership of CVG; (2) change in more than a majority of voting shares following any transaction; (3) change in more than half of the Board over two consecutive years, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors of the Company representing at least one-half of the directors then in office who were directors at the beginning of the period; or (4) sale of all, or substantially all, of our assets.

The potential payments that result from these various events are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control.” The Committee believes the use of these agreements provides an important retention incentive for the NEOs primarily in the context of potential corporate transactions.

Retirement Plans
We sponsor tax-qualified employee savings and retirement plans (collectively the “401(k) Plan”) that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) Plan effective at December 31, 2023, eligible employees, including all of the current NEOs, may elect to contribute between 1% and 5% of their annual compensation and receive a Company matching contribution of 100% of the first 3% of employee contributions, and 50% of the next 2% of employee contributions. All matching dollars vest immediately under CVG's 401(k) Plan. The matching amounts received by the NEOs in 2023 are set forth below in the “All Other Compensation” column of the “Summary Compensation Table. The 401(k) Plan and the non-qualified Deferred Compensation Plan described below represent the only sources of retirement income provided by the Company for the NEOs.

Deferred Compensation Plan
We implemented a Deferred Compensation Plan (the “Deferred Plan”) in 2006 for NEOs, and other key employees, primarily for the purpose of retention and recruitment. The Deferred Plan allows for pre-tax deferrals of compensation and provides for the assets to accumulate on a tax-deferred basis for the purpose of supplementing retirement income but does not include a Company match. Eligible participants may defer up to 80% of their base salary and/or up to 100% of their eligible annual incentive. Election deferrals must be made annually and before the compensation is earned. Participants make elections on the length of the deferral period at the same time they make the deferral election. Participants make investment choices from a selection of investment options similar to the 401(k) Plan. Distributions under the plan may be made as a lump sum or annual installments over periods of up to 15 years as determined at the time of deferral by the participant. Additional distribution triggers include termination of employment, disability, death, unforeseeable emergency or a change-in-control.

Stock Ownership Guidelines and Hedging Policies
Our stock ownership guidelines, as established by the Committee, requires executive officers and directors to hold shares of common stock with a value equal to: (a) five times annual base salary for the President & CEO; (b) three times annual base salary for the Chief Financial Officer; (c) two times annual base salary for all NEOs, and (d) five times the annual cash retainer for all members of the Board. Compliance is calculated annually, on the last trading day of each fiscal year. Compliance is determined using the share price as of calendar year end, or a three-year average share price as of calendar year end, whichever is higher. There is no mandated time frame by which the officers and directors must meet the ownership guidelines, but covered persons may not sell any shares until compliance is reached, other than the voluntary forfeiture of shares to satisfy annual tax withholding obligations associated with vested shares.

We maintain a policy that prohibits directors, executive officers and employees from engaging in any type of hedging transactions or from holding our securities in a margin account or pledging our securities as collateral for a loan. A director, executive officer or employee may seek prior approval from the Board to pledge securities as collateral for a loan (but not for margin accounts) if the director, executive officer or employee can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. This policy is posted on our website at www.cvgrp.com.

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s 2023 Annual Report on Form 10-K and Proxy Statement.

Roger L. Fix (Chairman)
Melanie K. Cook
J. Michael Nauman
Wayne M. Rancourt
William C. Johnson

The following table summarizes the compensation of the NEOs for the years ending December 31, 2023, 2022 and 2021. The NEOs are the Company’s president and chief executive officer; former interim president and chief executive officer; former president and chief executive officer; chief financial officer; chief legal officer, compliance officer and corporate secretary; president of electrical systems; chief human resource officer; and, if applicable, the next most highly compensated executive officer, as detailed in the table below.

2023 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($) (2)	Incentive Plan Compensation ($) (3)	Discretionary Bonus ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Ray R. James (1)	2023	10,385	1,521,843	—	—	—	362,359	1,894,587
President and Chief Executive Officer and Director

Robert C. Griffin (1)	2023	720,000	631,827	—	—	—	153,200	1,505,027
Former Interim President and Chief Executive Officer and Director

Harold C. Bevis (1)	2023	343,750	1,626,811	—	—	—	23,102	1,993,663
Former President and Chief Executive Officer and Director	2022	550,000	1,717,957	415,500	—	—	48,427	2,731,884
	2021	536,539	1,638,097	660,000	1,350,000	—	45,078	4,229,714

Andy Cheung (1)	2023	450,000	388,199	506,903	—	—	13,200	1,358,302
Chief Financial Officer	2022	95,192	220,000	292,500	100,000	—	—	707,692

Aneezal H. Mohamed (1)	2023	367,904	182,734	552,887	—	—	13,200	1,116,725
Chief Legal Officer, Compliance Officer and Secretary	2022	357,455	180,864	289,494	—	—	12,200	840,013
	2021	309,920	160,000	335,450	—	—	11,600	816,970

Richard Tajer (1)	2023	374,154	191,705	507,191	—	—	13,200	1,086,250
President of Electrical Systems	2022	331,000	150,731	315,991	—	—	12,200	809,922
	2021	316,949	120,000	278,556	—	—	11,600	727,105

Kristin S. Mathers (1)	2023	357,143	141,912	312,703	—	—	13,200	824,958
Chief Human Resource Officer	2022	347,000	183,386	36,435	—	—	22,290	589,111
	2021	110,773	299,999	197,790	—	—	127,765	736,327

(1)    Mr. Ray was designated as an NEO in December 2023. Mr. Griffin was designated as an NEO from May 2023 to December 2023. Mr. Bevis was NEOs in 2023 (until May 19, 2023), 2022 and 2021. Mr. Cheung was designated as an NEO in November 2022. Messrs. Mohamed and Tajer and Ms. Mathers were designated as NEOs in 2023, 2022 and 2021.

(2) The amounts shown for Ms. Mathers and Messrs. Bevis, Cheung, Mohamed, and Tajer for 2023 represents the closing stock price of CVGI stock on the grant date of March 31, 2023, or $7.30. The 2023 awards for Messrs. Bevis, Mohamed, Tajer, and Ms. Mathers, were based on the average closing price of CVGI stock for twenty (20) trading days prior to the grant on March 31, 2023, or $7.14.

Mr. Bevis received awards of performance rights granted on March 23, 2023, March 31, 2022 and March 31, 2021 of 123,456, 75,848 and 64,038 shares, respectively, that have all being forfeited due to his resignation on May 19, 2023. If Mr. Bevis had remained an employee through the vesting date, the performance rights would have converted to CVGI stock following the end of the respective three-year performance period that would have concluded or concludes on December 31, 2025, December 31, 2024 and December 31, 2023, respectively. Amounts were based on grant date fair value of $6.69, $14.20 and $15.70,respectively.

The amount shown for Ms. Mathers, and Messrs. Bevis, Mohamed and Tajer for 2022 represents the closing stock price on the grant date of March 30, 2022, or $8.61. The 2022 awards for Ms. Mathers and Messrs. Bevis, Mohamed and Tajer, were based on the average closing price of CVGI stock for twenty (20) trading days prior to the grant on March 30, 2022, or $8.35.

The amount shown for Messrs. Bevis, Mohamed and Tajer for 2021 represents the closing stock price on the grant date of March 30, 2021, or $9.88. The amount shown for Ms. Mathers for 2021 represents the closing stock price on the grant date of October 1, 2021, or $9.94.
(3) The amounts shown for Messrs. Cheung, Mohamed, Tajer and Ms. Mathers for 2023 represent an incentive earned in 2023 and paid in 2024 under the Commercial Vehicle Group Bonus Plan. For 2023, Mr. Bevis did not earn an incentive due to his resignation on May 19, 2024, before such bonus payment date in 2024. The amounts shown for Messrs. Mohamed and Tajer, includes the LTIP amounts of $69,701, and $52,278, respectively, earned in 2023 and paid in 2024 for the award period January 1, 2021 through December 31, 2023.
The amounts shown for Messrs. Bevis, Cheung, Mohamed and Tajer for 2022 represent an incentive earned in 2022 and paid in 2023 under the Commercial Vehicle Group Bonus Plan. The amount shown for Messrs. Mohamed and Tajer includes LTIP amounts of $233,195, and $267,334, respectively, earned in 2022 and paid in 2023 for the award period April 1, 2020 through December 31, 2022.
The amount shown for Mr. Mohamed for 2021 represent an incentive earned in 2022 under the Commercial Vehicle Group Bonus Plan, which includes an LTIP payment of $56,513 made in 2021 for the award period October 1, 2018 through September 30, 2021. .
(4) The amount shown for Mr. Bevis for 2021 represents a discretionary incentive bonus of $115,500 paid in 2022 at the sole discretion of the Committee. The amount shown for Mr. Cheung represents a sign-on bonus paid in 2022.
(5) Messrs. Ray, Griffin, Bevis, Cheung, Mohamed, Tajer and Ms. Mathers elected not to participate in the Deferred Plan in 2023.

(6) For our NEOs, All Other Compensation total includes company contributions to retirement plans, relocation and temporary travel/lodging expenses, and Director fees paid in 2023, as detailed in the 2023 All Other Compensation Table table below.

2023 All Other Compensation Table

Name	Consulting Fees ($)	Severance Wages ($)	Company Contributions to Deferred Compensation and 401 (k) Plans ($) (1)	Relocation and Temporary Travel/Lodging Expenses ($) (2)	Independent Contractor Wages and Director Fees ($) (3)	Total ($)
James R. Ray	—	—	—	233,500	128,859	362,359
Robert C. Griffin	—	—	13,200	—	140,000	153,200
Harold C. Bevis	—	—	10,312	12,790	—	23,102
Andy Cheung	—	—	13,200	—		13,200
Aneezal H. Mohamed	—	—	13,200	—	—	13,200
Richard Tajer	—	—	13,200	—	—	13,200
Kristin S. Mathers	—	—	13,200	—	—	13,200

(1) Represents our matching contributions equal to 100% of the first 3%, and 50% of the next 2% of the participant’s contribution relating to the 401(k) Plan in 2023.
(2) The amount shown for Messrs. Bevis and Ray includes the payment or reimbursement of costs associated with their relocation or temporary living in the Central Ohio area. The Company continued to pay Mr. Bevis' ongoing storage fees until May 2023 when he resigned. Mr. Bevis' storage fees were paid due to construction delays related to his relocation primarily resulting from the COVID-19 pandemic.
(3) Mr. Ray earned these fees as an Independent Director before he became President and CEO, and Mr. Griffin earned these fees as an Independent Director and Chairman of the Board.

The following table provides information regarding estimated possible payouts under the 2023 incentive plans:

2023 Grants of Plan-Based Awards

			Estimated Future and Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Share Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($)
James R. Ray	5/19/23	(4)	—	—	—	—	—	—	13,716	96,149
	12/20/23	(5)	—	—	—	—	—	—	217,096	1,521,843

Robert C. Griffin	5/11/23	(6)	—	—	—	—	—	—	13,716	96,149

Harold C. Bevis	N/A	(2)	—	—	—	—	—	—	—	—

Andy Cheung	N/A	(1)	16,875	450,000	900,000	—	—	—	—	—
	3/31/23	(2)	299,844	599,688	1,199,376	—	—	—	—	—
	3/31/23	(3)	—	—	—	—	—	—	53,178	388,199

Aneezal H. Mohamed	N/A	(1)	13,292	354,455	708,910	—	—	—	—	—
	3/31/23	(2)	89,364	178,727	357,454	—	—	—	—	—
	3/31/23	(3)	—	—	—	—	—	—	25,032	182,734

Richard Tajer	N/A	(1)	14,063	375,000	750,000	—	—	—	—	—
	3/31/23	(2)	93,750	187,500	375,000	—	—	—	—	—
	3/31/23	(3)	—	—	—	—	—	—	26,261	191,705

Kristin S. Mathers	N/A	(1)	13,013	347,000	694,000	—	—	—	—	—
	3/31/23	(2)	69,400	138,800	277,600	—	—	—	—	—
	3/31/23	(3)	—	—	—	—	—	—	19,440	141,912

(1)"N/A" refers to the lack of a specific grant date for the annual incentive opportunity. See the “Compensation Discussion and Analysis - Annual Incentive Compensation” for a description of the 2023 metrics for the Commercial Vehicle Group Bonus Plan. These amounts represent potential payouts under the Bonus Plan in 2023. Actual awards can be found in the “Summary Compensation Table” under the column titled “Incentive Plan Compensation."
(2)See "Compensation Discussion and Analysis - Long Term Incentives" for a description of the cash performance awards. These amounts represent potential payouts under the cash performance awards granted on March 31, 2023 under the 2020 Equity Incentive Plan. Messrs. Ray, Cheung, Mohamed, Tajer and Ms. Mathers' awards will be earned and payable following the end of the three-year performance period that concludes on December 31, 2025. Mr. Bevis resigned on May 19, 2023 and was no longer eligible for the Long-Term Incentives as of December 31, 2023. However, Mr. Bevis received an award of restricted shares on March 31, 2023, that immediately vested upon grant based on the rule relating to vesting upon attaining retirement age and Mr. Bevis resigned from the Company effective May 19, 2023.
(3)Represents the restricted stock awarded on March 31, 2023 under the 2020 Equity Incentive Plan. Mr. Mohamed's awarded shares fully vested in 2023 due to the rule relating to vesting upon attaining retirement age.
(4)Represents the restricted stock awarded for Mr. Ray's Board of Directors position on May 11, 2023 under the 2020 Equity Incentive Plan. Mr. Ray's awarded shares will fully vest on May 11, 2024.
(5)Represents the restricted stock awarded to Mr. Ray upon acceptance of CEO position and effective on the official start date of the position. These shares ratably vest on December 31, 2024, 2025, and 2026.
(6)Represents the restricted stock awarded for Mr. Griffin's Board of Directors position on May 11, 2023 under the 2020 Equity Incentive Plan. Mr. Griffin's awarded shares will fully vest on May 11, 2024.

The following table shows the number of shares covered by unvested restricted stock held by the NEOs on December 31, 2023, calculated using the closing stock price of $7.01 on December 29, 2023:

Outstanding Equity Awards at Fiscal 2023 Year-End

Name	Note	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James R. Ray	(1)	230,812	1,617,992	—	—

Robert C. Griffin	(2)	13,716	96,149	—	—

Harold C. Bevis	(3)	—	—	—	—

Andy Cheung	(3)	57,947	406,208	—	—

Richard Tajer	(3)	23,453	164,406	—	—

Kristin S. Mathers	(3)	26,202	183,676	—	—

(1) With respect to Mr. Ray, represents 13,716 unvested shares granted on May 11, 2023 when he was an independent Director, these shares will cliff vest on May 11, 2024, and 217,096 unvested shares granted on December 20, 2023 when he was elected President and CEO; these shares will ratably vest December 31, 2024, 2025 and 2026.
(2) With respect to Mr.Griffin, represents 13,716 unvested shares granted on May 11, 2023 as an independent Director; these shares will cliff vest on May 11, 2024.
(3) Mr. Bevis' unvested shares fully vested in March 2023 and Mr. Mohamed's unvested shares fully vested in November 2023 due to the rule relating to vesting upon attaining retirement age, as such they are excluded from this table. For Mr. Cheung, 22,495 unvested shares were issued November 2022 which vested ratably on December 31, 2023,and will vest ratably on December 31, 2024 and 2025. Mr. Tajer's unvested shares represent one-third of the stock issued March 2021 which ratably vested on December 31, 2023 and two-thirds of the stock issued March 2022 which ratably vested on December 31, 2023 with one-third vesting on December 31, 2024. For Ms. Mathers, her unvested shares represent one-third of her sign on incentives that ratably vests on January 28, 2024, one-third of the stock issued March 2022 which ratably vested on December 31, 2023 and one-third vesting on December 31, 2024 and one-third of the stock issued May 2022 which ratably vested on December 31, 2023 and one-third vesting on December 31, 2024. In March 2023, each of Ms. Mathers and Messrs. Cheung and Tajer received unvested shares, of which 1/3rd ratably vested on December 31, 2023 and the remainder will ratably vest on December 31, 2024 and 2025.

The following table shows the number of shares of common stock acquired by the NEOs upon the vesting of restricted stock during 2023:

2023 Option Exercise and Stock Vested Table (1)
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)
James R. Ray(2)	15,919	102,041
Robert C. Griffin(3)	110,081	733,868
Harold C. Bevis	261,836	1,823,767
Andy Cheung	28,973	203,701
Aneezal H. Mohamed	44,699	291,437
Richard Tajer	18,748	131,423
Kristin S. Mathers	24,333	175,514

(1)CVG stock options have not been awarded.
(2)With respect to Mr. Ray, represents 15,919 unvested shares granted on May 19, 2022 when he was an independent Director; these shares cliff vested on May 11, 2023, the date of the 2023 annual stockholder meeting.
(3)With respect to Mr. Griffin, represents 15,919 unvested shares granted on May 19, 2022 when as an independent Director; these shares cliff vested on May 11, 2023, the date of the 2023 annual stockholder meeting, and 94,162 shares granted on December 8, 2023 n recognition of his role as interim President and CEO; these shares vested upon grant.
(4)Calculated using the closing price of CVGI shares as of the vesting date. In the case of Messrs. Ray and Griffin, with respect to independent Director grants referenced in footnotes 2 and 3 above, the closing price of CVGI shares on May 11, 2023 was $9.80. With respect to Mr. Griffin the closing price of CVGI shares on December 8, 2023 was $6.71. In the case of Mr. Bevis the closing price of CVGI shares on January 2, 2023 was $6.87, March 23, 2023 was $6.69 and March 31, 2023 was $7.30. In the case of Mr. Cheung the closing price of CVGI shares on December 31, 2023 was $7.01. In the case of Mr. Mohamed, the closing price of CVGI shares on November 30, 2023 was $6.52. In the case of Mr. Tajer, the closing price of CVGI shares on December 31, 2023 was $7.01. In the case of Ms. Mathers, the closing price of CVGI shares on January 27, 2023 was $7.50 and December 31, 2023 was $7.01.

The 2023 Deferred Compensation Table has been omitted because the NEOs did not contribute to or participate in the Company's Deferred Compensation Plan in 2023. Additionally, the Company does not provide matching dollars under the Deferred Compensation Plan.

The table below shows the compensation payable to each NEO upon the occurrence of the following events: voluntary termination or involuntary for cause termination; death or disability; retirement; involuntary not for cause termination; change-in-control, and change-in-control and termination within thirteen months. The amounts shown assume that each event was effective as of December 31, 2023 and are estimates of the amounts which would be paid out to the NEOs upon their termination. Mr. Bevis was no longer an NEO effective May 19, 2023 as a result of his resignation and as such, he is not included in this table. For the effective period reflected in the table below, with respect to Mr. Ray, as he served in the President and CEO role only from December 20, 2023 to December 31, 2023, his compensation in 2023 is a limited payout and would not include AIP or performance awards. The actual amounts to be paid to each NEO can only be determined at the time of such person’s separation.

Potential Payments Upon Termination or Change in Control Table (8)

Executive	Voluntary Termination or Involuntary for Cause Termination ($)	Death or Disability ($)	Retirement ($)	Involuntary not for Cause Termination ($)	Change-in-Control ($)	Change-in-Control and Termination Within Thirteen Months ($)(2)
James R. Ray
Severance Payment (1)	—	900,000	—	1,800,000	—	2,700,000
Restricted Stock (3)	—	1,617,992	1,617,992	1,617,992	—	1,617,992
Stock Performance Award (4)		—	—	—	—	—
Cash Performance Award (5)	—	—	—	—	—	—
Benefit Continuation (6)	—	—	—	50,000	—	50,000
Legal Counsel Representation (7)	—	—	—	—	—	150,000
Totals	—	2,517,992	1,617,992	3,467,992	—	4,517,992

Andy Cheung
Severance Payment (1)	—	799,403	—	1,699,403	—	1,315,202
Restricted Stock (3)	—	406,208	406,208	—	—	406,208
Cash Performance Award (5)	—	—	578,957	—	578,957	781,970
Benefit Continuation (6)	—	—	—	—	—	31,000
Legal Counsel Representation (7)	—	—	—	—	—	50,000
Totals	—	1,205,611	985,165	1,699,403	578,957	2,584,380

Aneezal H. Mohamed
Severance Payment (1)	—	762,001	—	1,505,507	—	1,123,383
Restricted Stock (3)	—	—	—	—	—	—
Cash Performance Award (5)	—	—	397,861	—	397,861	397,861
Benefit Continuation (6)	—	—	—	—	—	21,000
Legal Counsel Representation (7)	—	—	—	—	—	50,000
Totals	—	762,001	397,861	1,505,507	397,861	1,592,244

Richard Tajer
Severance Payment (1)	—	717,413	—	1,467,413	—	1,111,320
Restricted Stock (3)	—	164,406	164,406	—	—	164,406
Cash Performance Award (5)	—	—	363,933	—	363,933	363,933
Benefit Continuation (6)	—	—	—	—	—	23,000
Legal Counsel Representation (7)	—	—	—	—	—	50,000
Totals	—	881,819	528,339	1,467,413	363,933	1,712,659

Kristin S. Mathers
Severance Payment (1)	—	493,143	—	1,214,903	—	919,569
Restricted Stock (3)	—	183,676	183,676	—	—	222,014
Cash Performance Award (5)	—	—	297,546	—	297,546	297,546
Benefit Continuation (6)	—	—	—	—	—	31,000
Legal Counsel Representation (7)	—	—	—	—	—	50,000
Totals	—	676,819	481,222	1,214,903	297,546	1,520,129

(1)The Severance Payment includes salary continuation obligations, severance payments and cash bonus payments the NEO is entitled to receive on any trigger event. In the case of death or disability, Mr. Ray is entitled to earned but unpaid portion of his base salary through the termination date. Additionally, (i) he is entitled to any annual incentive cash bonus earned with respect to the previous calendar year, but unpaid as of the employment termination date; and a prorated amount of the annual bonus for the calendar year in which the termination occurs, calculated by multiplying the annual bonus that he would have received for such year had his employment continued through the end of such calendar year by a fraction, the numerator of which is the number of days he was employed during the applicable year and the denominator of which is 365, (ii) any non-vested restricted shares shall immediately vest. In the event of termination by the Company without Cause, the Company will (1) pay the earned but unpaid portion of base salary through the termination date and will continue to pay the base salary for an additional twenty-four (24) months, (ii) maintain for his benefit (or at his election make COBRA payments for his benefit) for a period of eighteen (18) months, and (iii) make any unvested restricted shares or performance shares to continue to vest in accordance with the vesting schedule contained in the respective grant agreement as if he remained an active employee of the Company.

In the case of Messrs. Cheung, Mohamed, Tajer and Ms. Mathers, if the NEO is separated as a result of death, disability, or qualified retirement or is terminated by the Company without cause, the amount represents payment of any annual incentive award earned in the prior year but not yet paid and a prorated amount of the Annual Bonus for the calendar year in which the termination occurs, calculated by multiplying the Annual Bonus that the Executive would have received for such year had NEO's employment continued through the end of such calendar year by a fraction, the numerator of which is the number of days the NEO was employed during the applicable year and the denominator of which is 365 and in the event of termination by the Company without cause, the Company will continue to pay the NEO his/her Base Salary in accordance with the Company's payroll practices in effect at the time of the employment separation.

(2)In the event of a Change-in-Control and termination within thirteen months, the NEOs are entitled to the earned but unpaid portion of incentive compensation. The unpaid earned compensation is payable within 15 days after termination of employment, but if the NEO is deemed to be a “specified employee” (within the meaning of Section 409A of the Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of 409A will be made on the earlier of (A) six months from the date of the NEO's separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the NEO in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Change-in-Control Agreement.

In the event of a Change in Control and termination within thirteen months, the severance/salary termination benefit for Mr. Ray is equal to two times the amount of his current base salary plus annual bonus.

In the event of a Change in Control and termination within thirteen months, the severance benefit for Messrs. Cheung, Mohamed, Tajer, and Ms. Mathers is equal to the amount of their current annual compensation, which is defined as the total of the base salary in effect at the time of the termination, plus the average annual performance incentive award actually received by the NEO over the last three fiscal years. The current annual compensation does not include the value of any stock options granted or exercised, restricted stock awards granted or vested, or contributions to 401(k) or other qualified plans. One-half of the salary termination benefit is payable as a lump sum payment within 30 days of termination and one-half of the salary termination benefit is payable as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the fiscal year in which termination occurred or death, but if the NEO is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of 409A will be made on the earlier of the delay period. Upon expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the NEO in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Change-in-Control Agreement.

(3)Payments relating to restricted stock represent the value of unvested restricted stock as of December 31, 2023 that will immediately vest in the trigger event, calculated by multiplying the number of unvested shares of restricted stock as of December 31, 2023 by the closing market price of our common stock on December 29, 2023, which was $7.01. See the "Outstanding Equity Awards at Fiscal 2023 Year-End Table."

(4)There were no stock performance awards awarded to Mr. Ray in 2023.

(5)In the event of a Change-in-Control, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change-in-Control, subject to any terms and conditions set forth in the plan and/or imposed by the Committee. The grantee will vest in the remaining unvested portion of the Cash Performance Award (determined assuming maximum performance for any performance period not yet completed) upon the grantee’s termination of employment due to (i) the grantee’s death, Disability, Retirement or resignation for Good Reason or by the Company without Cause (as defined in the Change-in-Control Agreement.

For Messrs. Mohamed and Tajer, the amount presented represents the amount that would be earned and paid based on our Total Shareholder Return relative to the Total Shareholder Return of companies in the Total Shareholder Return Peer Group, for each of the following award periods: January 1, 2022 to December 31, 2024, and January 1, 2023 to December 31, 2025.

For Ms. Mathers and Mr. Cheung, the amount presented represents the amount that would be earned and paid based on our Total Shareholder Return relative to the Total Shareholders Return of companies in the Total Shareholder Return Peer Group, for the award periods January 1, 2022 to December 31, 2024 and January 1, 2023 to December 31, 2025.

(6)Represents any health, dental and vision insurance coverage provided at the time of termination of employment for a period of 18 months for Mr. Ray and 12 months for Messrs. Cheung, Mohamed, Tajer and Ms. Mathers.

(7)Represents the maximum amount reimbursable for legal expenses in connection with enforcement of the Change-in-Control Agreement in the event of a dispute following a Change-in-Control.

(8)Mr. Griffin is excluded from this table as he was not entitled to any payments upon termination or Change of Control. Mr. Bevis is excluded from this table as he resigned from the Company effective May 19, 2023 and as such, he was not entitled to any payments upon termination or Change of Control.

The Company is obligated to pay the following pursuant to the NEOs’ Change-in-Control Agreement:

Terminations due to death, disability, for “Cause” or voluntary termination - The NEO will receive the earned but unpaid portion of base salary through the termination date.

For terminations by the Company without “Cause” prior to a Change-in-Control - The NEO will receive the earned but unpaid portion of base salary through the termination date plus base salary in accordance with CVG's payroll practices in effect at the time of employment separation for an additional 24 months for Mr. Ray and an additional 12 months for Messrs. Cheung, Mohamed, and Tajer and Ms. Mathers.

For without “Cause” or “Good Reason” terminations occurring at or within 13 months of a Change-in-Control - The NEO will receive the earned but unpaid portion of the base salary, credit for accrued but unused vacation and the amount of any earned but unpaid bonus, and incentive compensation or other fringe benefit through the date of termination. Mr. Ray receives two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual incentive actually received by the executive over the last three fiscal years. Mr. Ray also receives the continuation of certain benefits for a period of 18 months. The salary termination benefit for Messrs. Cheung, Mohamed, and Tajer and Ms. Mathers is equal to one time the amount of the current annual compensation and certain benefits continuation for a period of 12 months. In addition, upon a termination without “Cause” or for “Good Reason” within 12 months of a Change in Control, any restrictions on the NEO’s restricted stock awards will lapse and the restricted stock awards will be deemed fully vested.

Change-in-Control - Under the cash performance awards, in the event of a Change-in-Control prior to the expiration of the three year performance period, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change in Control, subject to any terms and conditions set forth in the Equity Plan and/or imposed by the Committee.

Non-competition and non-solicitation provisions - Pursuant to the Change-in-Control Agreements, Messrs. Ray, Cheung, Mohamed, and Tajer and Ms. Mathers have agreed not to compete with us, or solicit any of our employees, during the period in which they are employed by us and for a 12-month period thereafter.

Terms of Employment for Executive Officers

Each of our NEOs is generally entitled to participate in the following CVG benefit programs: participation in the management performance bonus plan; vacation in accordance with CVG policy, hospital/surgical/medical insurance; dental and vision insurance; group life insurance and short-term disability and long-term disability coverage; participation in the CVG 401(k) Savings Plan; participation in the Deferred Compensation Plan; reasonable and customary relocation package in connection with the start of employment, as appropriate; and severance in accordance with the applicable Change-in-Control Agreement.

Indemnification Agreements

In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors, and NEOs. These indemnification agreements require us, among other things, to indemnify our directors, and NEOs for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by each of our directors, and NEOs in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he or she is or was a director, or an NEO. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve in these roles.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serve as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Compensation Committee. Accordingly, no interlocking relationship exists between our Board or the Compensation Committee of any other company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Stock Option Grants - There are no stock option grants outstanding.

As of December 31, 2023, a total of approximately 2.0 million shares were available for future grants from the shares authorized for award under the 2020 Equity Incentive Plan, including cumulative forfeitures.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following ratio of the annual total compensation of Mr. Ray, President and CEO, Mr. Griffin, interim President and CEO, and Mr. Bevis, former President and CEO, to the annual total compensation of our median employee:

For 2023, our last completed fiscal year:

•the median compensation of our employees (other than our President and CEO), was $17,857; and
•the annual total compensation of the President and CEO as reported in the Summary Compensation Table was $5,393,277.

Based on this information, for 2023, the ratio of the annual total cash compensation of our President and CEO, to the annual compensation of our median employee was 302:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios, particularly as compared to those companies that do not have a strong representative employee population in lower cost regions.

To identify the "median employee" from our employee population, we used actual base salary paid, bonus paid and any overtime paid during the 12-month period ending on December 31, 2023. For purposes of this analysis, we annualized the base compensation of any employees who worked a partial calendar year. For purposes of this calculation, we also included the Company cost of non-discriminatory benefits for both our CEO and our median employee. Compensation of non US employees was converted from local currency to US dollars using average exchange rates in effect during the 12-month period ending on December 31, 2023.

In 2023 our employee population consisted of approximately 8,200 individuals globally, with the majority based in Mexico and Eastern Europe in our labor intensive wire harness business, which substantially influences the median employee compensation. As compared to the average employee compensation across all geographies within our manufacturing footprint, the ratio of Mr. Ray's compensation is 167:1.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (the "PvP Rules"), we are presenting the following information about the relationship between executive compensation actually paid and the Company's financial performance.

We disclose below pay versus performance information, including the relationship between executive compensation actually paid, as calculated by SEC rules, and the Company performance.

Pay Versus Performance Table

Year (a)	2023	2022	2021	2020
Summary Compensation Table Total for CEO1 (b)	1,894,587	—	—	—
Compensation Actually Paid to CEO1 (c)(1)(2)	3,512,579	—	—	—
Summary Compensation Table Total for CEO2 (b)	1,505,027	—	—	—
Compensation Actually Paid to CEO2 (c)(1)(2)	2,233,003	—	—	—
Summary Compensation Table Total for CEO3 (b)	1,993,663	2,731,884	4,229,714	2,743,422
Compensation Actually Paid to CEO3 (c)(1)(2)	2,869,782	3,176,782.00	5,910,435.00	7,169,957
Summary Compensation Table Total for CEO4 (d)	—	—	—	708,219
Compensation Actually Paid to CEO4 (e)(1)(2)	—	—	—	489,192
Average Summary Compensation Table Total for Other NEOs (f)	1,096,559	867,997.00	819,180.00	872,311
Average Compensation Actually Paid to Other NEOs (g)(1)(2)	1,314,495	970,114.00	935,837.00	1,179,059
Value of Initial Fixed $100 Investment Based On: Total Shareholder Return (h)(3)	110.26	107.10	126.82	136.11
Value of Initial Fixed $100 Investment Based On: Peer Group Total Shareholder Return (i)(3)	158.75	126.63	131.78	118.69
Net Income (j)(4)	49,411,000	(21,971,000)	23,732,000	(37,049,000)
Adjusted Operating Income (k)(5)	51,116,000	36,600,000	53,162,000	23,932,000

1 James R. Ray served as our President and Chief Executive Officer (CEO1) in December 2023. Robert C. Griffin served as our interim President and Chief Executive Officer (CEO2) from May-December 2023. Harold Bevis served as our President and Chief Executive Officer (CEO3) from January-May 2023, for the full year for each 2022 and 2021, and from March-December 2020. Patrick Miller served as our Chief Executive Officer (CEO4) from January-March 2020. Our non-CEO named executive officers (NEOs) included (a) for 2023, Andy Cheung, Aneezal H. Mohamed, Richard Tajer, Kristin S. Mathers; (b) for 2021, Christopher H. Bohnert, Aneezal H. Mohamed, Richard Tajer, Kristin S. Mathers, Douglas F. Bowen; (c) and for 2020, Christopher H. Bohnert, Douglas F. Bowen, C. Timothy Trenary, and Edmund S. Carney.

2 For each year, the values included in these columns for the compensation actually paid to our CEO1 and CEO2 and the average compensation actually paid to our non-CEO NEOs reflect the following adjustments to the values included in columns (c), (e) and (g), respectively.

	2023			2022	2021	2020
CEO	CEO 1	CEO 2	CEO 3	CEO 3	CEO 3	CEO 3	CEO 4
Summary compensation table (SCT) total for CEO (column (b) and (d))	$1,894,587	$1,505,027	$1,993,663	$2,731,884	$4,229,714	$2,743,422	$708,219
+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	1,617,992	—			344,098	3,947,670	—
-/+ year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	—	—	—	141,881	1,007,005		—
+vesting date fair value of equity awards granted and vested in the covered year	—	727,976	800,890	340,558	172,049	533,956	—
-/+ year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	—	—	75,229	(37,541)	157,569	(55,091)	(219,027)
-fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	—	—	—	—	—	—	—
+excess fair value for equity award modifications	—		—	—	—	—	—
Compensation Actually Paid to CEO (column (c) and (e))	$3,512,579	$2,233,003	$2,869,782	$3,176,782	$5,910,435	$7,169,957	$489,192

Average SCT total for other NEOs	2023	2022	2021	2020
Summary compensation table (SCT) total for other NEOs (column (f))	$1,096,559	$867,997	$819,180	$872,311
+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	115,523	102,762	99,665	247,234
-/+ year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	2,084	(6,249)	(7,591)	2,447
+vesting date fair value of equity awards granted and vested in the covered year	98,565	38,679	76,405	101,638
-/+ year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	1,764	(22,795)	(22,988)	(446)
-fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	—	(10,280)	(28,834)	(44,125)
+excess fair value for equity award modifications		—	—	—
Compensation Actually Paid to other NEOs (column (g))	$1,314,495	$970,114	$935,837	$1,179,059

3 For each year, total shareholder return for the Company and the peer group was calculated in accordance with Item 201(e) and Item 402(v) of Regulation S-K. For purposes of this pay versus performance disclosure, our peer group is the "New Peer Group" as defined and used for purposes of the performance graph included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, see "Compensation Structure" for peer groups detail.
4 Net income is rounded to the nearest thousand.
5 Adjusted OI is calculated as described in Appendix A.

Pay Versus Performance Relationship Descriptions

The following graphical comparisons describe the relationships between certain figures included in the Pay Versus Performance Table for each of 2023, 2022, 2021, and 2020, including: (a) a comparison between our cumulative total shareholder return and the total shareholder return of the Peer Group; and (b) comparisons between (i) the compensation actually paid to the CEO1,CEO2 and CEO3 and the average compensation actually paid to our non-CEO NEOs and (ii) each of the performance measures set forth in column (h), (j) and (k) of the Pay Versus Performance Table.

Tabular List of Financial Performance Measures
The following table lists the financial performance measures that we believe represent the most important financial performance measures used to link compensation actually paid to our NEOs for 2023 to Company performance which is described in more detail in the CD&A under "Annual Incentive Compensation" and "Long-Term Incentive".

Most Important Performance Measures
Operating Income Margin
New Sales
Operating Working Capital % of Sales
Total Stockholder Return (TSR)
Return On Investment Capital (ROIC)

Other Matters
Submission of Stockholders’ Proposals and Additional Information
Stockholder proposals to be included in the proxy statement (Rule 14a-8 proposals)

Stockholder proposals submitted for inclusion in the proxy statement for our 2025 annual meeting must comply with applicable requirements and conditions established by the SEC, including Rule 14a-8 of the Exchange Act, and must be received by our Secretary no later than the close of business on December 21, 2024.

Stockholder proposals and nominations of individuals for election as directors at the 2025 Annual Meeting of stockholders

Stockholders of record may introduce business (including any stockholder proposal not submitted under Rule 14a-8) or nominate directors for election at an annual meeting of stockholders, provided that the stockholder satisfies the advance notice requirements set forth in the Company’s Bylaws. Among other things, the advance notice provisions require stockholders to give timely notice of business they propose to introduce and of any director nomination they propose to make in proper written form to the Secretary of the Company. To be timely for our 2025 Annual Meeting of Stockholders, such notice must be received not earlier than January 17, 2025 and not later than the close of business on February 6, 2025. However, if the date of the 2024 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the 2023 Annual Meeting of Stockholders, then notice must be received not later than the close of business on the later of the 90th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such annual meeting is first made. If a stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any business presented by a stockholder at the 2024 Annual Meeting of Stockholders. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to the Secretary of the Company no later than March 18, 2024.

All stockholder proposals must be received by Aneezal H. Mohamed, Chief Legal Officer, Compliance Officer and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054 by the applicable dates specified above.

Soliciting Proxies

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or facsimile. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.
The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,
Aneezal H. Mohamed
Chief Legal Officer, Compliance Officer and Secretary

April 18, 2024

IT IS IMPORTANT THAT THE PROXY CARDS BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

APPENDIX A

Calculation of Non-GAAP Financial Measures

This Proxy Statement contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Reconciliation of GAAP to Non-GAAP Financial Measures used in Pay Versus Performance:

Adjusted Operating Income (OI). We calculate Adjusted OI as shown below and disclosed in the Company's Earnings Release 2023, 2022 and 2021.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

V42423-P07981

CVG

Proxy – Commercial Vehicle Group, Inc.

7800 Walton Parkway
New Albany, Ohio 43054
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert C. Griffin and Aneezal H. Mohamed, and each of them, the attorneys and proxies of the undersigned, with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 18, 2024, at the annual meeting of stockholders to be held on May 16, 2024, or any postponements or adjournments thereof, with all the powers the undersigned would posses if then and there personally present.

By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Proposal 1 on the reverse side, FOR Proposals 2 and 3, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

COMMERCIAL VEHICLE GROUP, INC.
ATTN: ANEEZAL H. MOHAMED
7800 WALTON PARKWAY
NEW ALBANY, OH 43054

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CVGI2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V42422-P07981

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMERCIAL VEHICLE GROUP, INC.

The Board of Directors recommends a vote FOR all director nominees in Proposal 1, FOR Proposals 2 and 3.

1. Election of seven Directors to hold office until the 2025 Annual Meeting of Stockholders:

	Nominee	For	Withhold
1a.	Melanie K. Cook	☐	☐
1b.	Ruth Gratzke	☐	☐
1c.	Robert C. Griffin	☐	☐
1d.	William C. Johnson	☐	☐
1e.	J. Michael Nauman	☐	☐
1f.	Wayne M. Rancourt	☐	☐
1g.	James R. Ray	☐	☐

	Proposal	For	Against	Abstain
2.	A non-binding advisory vote on the compensation of the Company's named executive officers.	☐	☐	☐
3.	A proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company, for the fiscal year ending December 31, 2024.	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date